Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BETWEEN
GREAT WESTERN BANCORP, INC.
AND
HF FINANCIAL CORP

Dated as of November 30, 2015

TABLE OF CONTENTS
ARTICLE I     THE MERGER AND RELATED MATTERS    1
Section 1.1    The Merger    1
Section 1.2    Bank Merger    2
Section 1.3    Effective Time    2
Section 1.4    Conversion of Securities    2
Section 1.5    Proration of Merger Consideration.    5
Section 1.6    Election Procedures.    6
Section 1.7    GWBI to Make Merger Consideration Available.    8
Section 1.8    Exchange of Certificates.    8
Section 1.9    Withholding Rights    10
Section 1.10    Tax Treatment of the Merger    11
Section 1.11    Further Assurances    11
Section 1.12    Closing; Closing Deliveries    11
ARTICLE II     REPRESENTATIONS AND WARRANTIES OF GWBI    13
Section 2.1    Organization, Standing and Power    13
Section 2.2    Authority    14
Section 2.3    GWBI Stock    14
Section 2.4    Consents and Approvals; No Violation    15
Section 2.5    Litigation    16
Section 2.6    Required Vote of GWBI Stockholders    17
Section 2.7    Brokers    17
Section 2.8    SEC Documents, Other Reports and Sarbanes-Oxley    17
Section 2.9    Proxy Statement    19
Section 2.10    Absence of Certain Changes or Events; No Undisclosed Liabilities    20
Section 2.11    Permits and Compliance    20
Section 2.12    Tax Matters    20
ARTICLE III     REPRESENTATIONS AND WARRANTIES OF COMPANY    22
Section 3.1    Organization, Standing and Power    22
Section 3.2    Capital Structure    22
Section 3.3    Authority    24
Section 3.4    Consents and Approvals; No Violation    25
Section 3.5    SEC Documents, Other Reports and Sarbanes-Oxley    26
Section 3.6    Proxy Statement    28
Section 3.7    Absence of Certain Changes or Events; No Undisclosed Liabilities    28
Section 3.8    Permits and Compliance    29
Section 3.9    Tax Matters    29
Section 3.10    Litigation    30
Section 3.11    Certain Agreements    31
Section 3.12    ERISA    33

Table of Contents (continued)

Section 3.13    Compliance with Worker Safety and Environmental Laws    37
Section 3.14    Labor Matters    37
Section 3.15    Intellectual Property    38
Section 3.16    Properties and Assets    38
Section 3.17    Company Loans.    39
Section 3.18    Deposits.    41
Section 3.19    Investment Portfolio.    41
Section 3.20    Interest Rate Risk Management Instruments.    42
Section 3.21    Other Activities.    42
Section 3.22    Transactions with Affiliates    43
Section 3.23    Approvals    43
Section 3.24    Insurance    43
Section 3.25    Opinion of Financial Advisor    44
Section 3.26    State Takeover Statutes; Certain Charter Provisions    44
Section 3.27    Required Vote of Company Stockholders    44
Section 3.28    Appraisal Rights    44
Section 3.29    Brokers    44
Section 3.30    Mortgage Servicing Business    44
ARTICLE IV     COVENANTS RELATING TO CONDUCT OF BUSINESS    45
Section 4.1    Conduct of Business Pending the Merger    45
Section 4.2    No Solicitation    49
Section 4.3    Third Party Standstill Agreements    52
ARTICLE V    ADDITIONAL AGREEMENTS    52
Section 5.1    Form S-4; Proxy Statement/Prospectus; NYSE Listing    52
Section 5.2    Stockholder Meeting    54
Section 5.3    Access to Information    54
Section 5.4    Fees and Expenses    56
Section 5.5    Reasonable Best Efforts    57
Section 5.6    Public Announcements    58
Section 5.7    Real Estate Transfer Taxes    58
Section 5.8    State Takeover Laws    59
Section 5.9    Indemnification of Directors and Officers    59
Section 5.10    Notification of Certain Matters    60
Section 5.11    Employee Benefit Plans and Agreements    60
Section 5.12    Certain Litigation    62
Section 5.13    Transition Services    62
Section 5.14    Title Insurance    62
ARTICLE VI     CONDITIONS PRECEDENT TO THE MERGER    63
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger    63
Section 6.2    Conditions to Obligation of Company to Effect the Merger    63
Section 6.3    Conditions to Obligations of GWBI to Effect the Merger    64

2

Table of Contents (continued)

ARTICLE VII     TERMINATION, AMENDMENT AND WAIVER    65
Section 7.1    Termination    65
Section 7.2    Effect of Termination.    67
Section 7.3    Amendment    67
Section 7.4    Waiver    68
ARTICLE VIII     GENERAL PROVISIONS    68
Section 8.1    Non-Survival of Representations and Warranties    68
Section 8.2    Notices    68
Section 8.3    Interpretation    69
Section 8.4    Counterparts    69
Section 8.5    Entire Agreement; No Third-Party Beneficiaries    69
Section 8.6    Governing Law; Waiver of Jury Trial    70
Section 8.7    Assignment    70
Section 8.8    Severability    70
Section 8.9    Enforcement of this Agreement    70
Section 8.10    Definitions    71

EXHIBITS and SCHEDULES

Exhibit A    Form of Stockholder Voting Agreement
Exhibit B    Form of Bank Agreement and Plan of Merger
Exhibit C    Voting Agreement Stockholders
Exhibit D    Form of Retention Agreement
Exhibit E    Form of Stay Bonus Agreement

3

TABLE OF DEFINED TERMS

Defined Term	Section
Acceptable Confidentiality Agreement	Section 4.2(a)
Acquisition Transaction	Section 4.2(f)(i)
Actions	Section 2.5(a)
Affiliate	Section 8.10
Agreement	Introduction
Application	Section 8.10
Bank Merger	Section 1.2
Bank Merger Agreement	Section 1.2
BHCA	Section 8.10
Business Day	Section 8.10
Cash Consideration	Section 1.4(c)(i)(A)
Cash Election	Section 1.4(c)(i)(A)
Cash Election Shares	Section 1.4(c)(i)(A)
CDARS Deposits	Section 3.18(e)
Certificate of Merger	Section 1.3
Classified Loan	Section 3.17(b)
Closing	Section 1.12(a)
Closing Date	Section 1.12(a)
Code	Section 8.10
Company	Introduction
Company Adverse Recommendation Change	Section 4.2(c)
Company Bank	Recitals
Company Bylaws	Section 1.12(c)(iii)
Company Cancelled Shares	Section 1.4(b)
Company Certificate of Incorporation	Section 3.3(a)
Company Common Stock	Recitals
Company Deposits	Section 3.18(a)
Company Equity Plans	Section 3.2(a)
Company Letter	ARTICLE III
Company Loans	Section 3.17(a)
Company Contracts	Section 3.11(a)
Company Permits	Section 3.8
Company Plans	Section 3.12(a)
Company Recommendation	Section 5.2
Company SEC Documents	Section 3.5(a)
Company Stock Options	Section 3.2(a)
Company Stockholders	Section 3.27
Company’s Current Premium	Section 5.9
Confidentiality Agreement	Section 5.3(g)
Constituent Corporations	Introduction
Contract	Section 3.2(a)
D&O Insurance	Section 5.9
Delinquent Loans	Section 3.17(b)

4

TABLE OF DEFINED TERMS

Defined Term	Section
Determination Date	Section 7.1(h)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4(c)(iii)
Dissenting Stockholder	Section 1.4(c)(iii)
Effective Time	Section 1.3
Election	Section 1.6(a)
Election Deadline	Section 1.6(d)
Election Form	Section 1.6(b)
Election Period	Section 1.6(c)`
Eligible Employee	Section 5.11(c)
Environmental Laws	Section 3.13
ERISA	Section 3.12(b)
ERISA Affiliate	Section 3.12(a)
Exchange Act	Section 2.4
Exchange Agent	Section 1.7
Exchange Fund	Section 1.7
Exchange Ratio	Section 1.4(c)(i)(B)
Final Index Price	Section 7.1(h)(iv)(C)
FIRPTA	Section 2.12
Form S-4	Section 5.1(a)
GAAP	Section 2.8(a)
Governmental Entity	Section 2.4
GWB Articles of Incorporation	Section 1.12(b)(iv)
GWBI	Introduction
GWBI Bank	Recitals
GWBI Bylaws	Section 1.12(b)(iii)
GWBI Certificate of Incorporation	Section 1.1(c)
GWBI Closing Price	Section 1.4(c)(ii)
GWBI Letter	ARTICLE II
GWBI Permits	Section 2.11
GWBI Plan	Section 5.11(b)
GWBI Ratio	Section 7.1(h)(iii)
GWBI SEC Documents	Section 2.8(a)
GWBI Stock Plan	Section 2.3
GWBI Market Value	Section 7.1(h)(iv)(A)
Holder	Section 1.6
IBA	Section 2.2(b)
Index	Section 7.1(h)(iii)(D)
Index Ratio	Section 7.1(h)(iii)(D)
Initial GWBI Market Value	Section 7.1(h)(iii)(E)
Initial Index Price	Section 7.1(h)(iii)(F)
Intellectual Property Rights	Section 3.15(a)
Interest Rate Instruments	Section 3.20

5

TABLE OF DEFINED TERMS

Defined Term	Section
Investments	Section 3.19(a)
IRS	Section 3.9
Knowledge of Company	Section 8.10
Knowledge of GWBI	Section 8.10
Law	Section 8.10
Letter of Transmittal	Section 1.8(a)
Liens	Section 3.2(b)
Material Adverse Change	Section 8.10
Material Adverse Effect	Section 8.10
Merger	Recitals
Merger Consideration	Section 1.4(c)(i)
Multiple Employer Pension Plan	Section 3.12(b)
NASDAQ	Section 3.4
New Certificate	Section 1.4(c)(i)
Non-Election Shares	Section 1.4(c)(i)(C)
Notice of Adverse Recommendation	Section 4.2(d)
NYSE	Section 8.10
OFAC	Section 3.21(c)
Old Certificate	Section 1.4(c)(i)
Order	Section 8.10
OREO	Section 3.17(b)
Organizational Documents	Section 3.3(a)
Owned Properties	Section 3.16(a)
Participation Contracts	Section 3.17(d)
Person	Section 8.10
Proxy Statement	Section 2.9
Regulation I	Section 8.10
Regulation O	Section 8.10
Regulation W	Section 8.10
Related Persons	Section 8.10
Representatives	Section 4.2(a)
Required Third-Party Consents	Section 8.10
Requisite Regulatory Approvals	Section 5.5(a)
Sarbanes-Oxley Act	Section 2.8(b)
SDS	Section 2.2(b)
SEC	Section 3.3(a)
Securities Act	Section 8.10
Servicing Contracts	Section 3.17(e)
Shortfall Number	Section 1.6
Shortfall Number	Section 1.5(b)(ii)
Specified Requisite Regulatory Approval	Section 8.10
State Takeover Approvals	Section 2.4
Stock Consideration	Section 1.4(c)(i)(B)

6

TABLE OF DEFINED TERMS

Defined Term	Section
Stock Conversion Number	Section 1.5(b)(i)
Stock Election	Section 1.4(c)(i)(B)
Stock Election Number	Section 1.5(b)(ii)
Stock Election Shares	Section 1.4(c)(i)(B)
Stockholder Voting Agreements	Recitals
Stockholder Meeting	Section 5.2
Subsidiaries	Section 8.10
Superior Proposal	Section 4.2(f)(ii)
Surviving Corporation	Section 1.1(a)
Takeover Proposal	Section 4.2(f)(iv)
Tax Return	Section 2.12
Taxes	Section 2.12
Termination Date	Section 7.1(d)
Termination Fee	Section 4.2(f)(v)
Third Party	Section 4.2(f)(iii)
Transfer Taxes	Section 5.7
Trusts	Section 5.5(a)
USA PATRIOT Act	Section 3.21(c)
USSBA	Section 3.17(i)
WARN Act	Section 3.14(b)
Worker Safety Laws	Section 3.13
Year of Service	Section 5.11(a)

7

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of November 30, 2015 (this “Agreement”), is by and between Great Western Bancorp, Inc., a Delaware corporation (“GWBI”), and HF Financial Corp., a Delaware corporation (the “Company”) (GWBI and Company being hereinafter collectively referred to as the “Constituent Corporations”).
W I T N E S S E T H:
WHEREAS, the respective Boards of Directors of GWBI and Company have approved and declared advisable the merger of Company with and into GWBI, upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of common stock, $0.01 par value, of Company (“Company Common Stock”) not owned directly or indirectly by GWBI or Company will be converted into the right to receive the Merger Consideration (as hereinafter defined);
WHEREAS, the respective Boards of Directors of GWBI and Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies and is in the best interest of their respective stockholders;
WHEREAS, in order to induce GWBI to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the stockholders of Company listed on Exhibit C are entering into agreements (the “Stockholder Voting Agreements”), substantially in the form attached hereto as Exhibit A, pursuant to which, among other things, each such Person has agreed to vote in favor of this Agreement and the Merger;
WHEREAS, GWBI owns all of the issued and outstanding shares of capital stock of Great Western Bank, a bank chartered under the laws of the State of South Dakota (“GWBI Bank”) and Company owns all of the issued and outstanding shares of capital stock of Home Federal Bank, a bank chartered under the laws of the State of South Dakota (the “Company Bank”); and
WHEREAS, as part of the transactions contemplated hereby, the parties wish to provide for the merger of Company Bank with and into GWBI Bank.
NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:
ARTICLE I
THE MERGER AND RELATED MATTERS
Section 1.1    The Merger.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Company shall be merged with and into GWBI (the “Merger”) at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Company shall cease and GWBI shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Company in accordance with the DGCL.
(b)    The Merger shall have the effects set forth in this Agreement and in Subchapter IX of the DGCL.
(c)    At the Effective Time, the Amended and Restated Certificate of Incorporation of GWBI, as in effect immediately prior to the Effective Time, (the “GWBI Certificate of Incorporation”), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the Bylaws of GWBI, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Certificate of Incorporation of the Surviving Corporation.
(d)    The directors and officers of GWBI at the Effective Time shall be the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Immediately prior to the Effective Time, each then-current director of Company shall submit to Company his or her written resignation as a director.
Section 1.2    Bank Merger. At Closing, GWBI Bank and Company Bank shall enter into the Bank Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). Pursuant to the Bank Merger Agreement, immediately following the Effective Time of the Merger (i) Company Bank will be merged with and into GWBI Bank (the “Bank Merger”), (ii) the separate corporate existence of Company Bank will cease and (iii) GWBI Bank will continue as the surviving corporation in the Bank Merger and will succeed to and assume all the rights and obligations of Company Bank, in each case as provided in the Bank Merger Agreement.
Section 1.3    Effective Time. The Merger shall become effective when the certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger not more than 30 days after the date the Certificate of Merger is filed. When used in this Agreement, the term “Effective Time” shall mean the date and time at which the Certificate of Merger is accepted for recording or such later time established by the

Certificate of Merger. The filing of the Certificate of Merger shall be made on the date of the Closing, or as soon as practicable thereafter.
Section 1.4    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of GWBI, Company or the holders of any securities of the Constituent Corporations:
(a)    Each share of GWBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.
(b)    All shares of Company Common Stock that are held in the treasury of Company or owned by any wholly owned Subsidiary of Company and any shares of Company Common Stock owned by GWBI or any wholly owned Subsidiary of GWBI shall automatically be canceled and cease to exist, and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor (the “Company Cancelled Shares”).
(c)    (i) Subject to Sections 1.5, 1.6 and 1.4(c)(iii), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Company Cancelled Shares and shares of Company Common Stock that constitute Dissenting Shares, shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following, without interest:
1.$19.50 in cash (the “Cash Consideration”) for each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.6 (collectively, the “Cash Election Shares”);
2. 0.65 shares (the “Exchange Ratio”) of GWBI Common Stock (the “Stock Consideration”) for each share of Company Common Stock with respect to which an election to receive GWBI Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 1.6 (collectively, the “Stock Election Shares”); and
3.for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 1.6 (collectively, the “Non-Election Shares”), the right to receive such Cash Consideration or Stock Consideration as determined in accordance with Section 1.5.
(ii)    All of the shares of Company Common Stock converted into the right to receive the Cash Consideration or the Stock Consideration (as applicable, the “Merger Consideration”) pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock held in book entry form) shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.4(c)(i), 1.5 and 1.6, (ii) as provided in Section 1.4(c)(iii), cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.4(c)(ii), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 1.8(b). Old Certificates previously representing shares of Company Common Stock shall be exchanged for evidence of shares in book entry form or, at GWBI’s option, certificates (collectively referred to herein as “New Certificates”), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 1.8, without any interest thereon. If, prior to the Effective Time, the outstanding shares of GWBI Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(iii)    Notwithstanding anything to the contrary contained herein, New Certificates or scrip representing fractional shares of GWBI Common Stock shall not be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to GWBI Common Stock shall be payable on or with respect to any such fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of GWBI. In lieu of the issuance of any such fractional share, GWBI shall pay to each former holder of Company Common Stock who otherwise would be entitled to receive a fractional share of GWBI Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise have been entitled to receive pursuant to Section 1.4(c)(i) and subject to Section 1.5, and (ii) the GWBI Closing Price. As used herein, “GWBI Closing Price” shall mean the average closing price of GWBI Common Stock on the NYSE for the ten (10) full trading days ending on the third Business Day preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Company Common Stock owned by a Company stockholder shall be combined so as to calculate the maximum number of whole shares of GWBI Common Stock issuable to such Company stockholder.
(iv)    Notwithstanding anything to the contrary in this Agreement, each outstanding share of Company Common Stock the holder of which has perfected appraisal rights under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger

Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Company shall give GWBI prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock and of withdrawals of such notice and any other instruments provided pursuant to Applicable Law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”), and GWBI shall have the right to participate in all negotiations and proceedings with respect to any such demands. Company shall not, except with the prior written consent of GWBI, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to payment for Dissenting Shares after the Effective Time, each share of Company Common Stock of such holder shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration without interest thereon in accordance with Section 1.4(c)(i) and treated as Non-Election Shares for purposes of Section 1.5.
(d)    Company Options. Each outstanding option for Company Common Stock shall be exercised prior to the Effective Date and the shares of Company Common Stock issued upon exercise shall be eligible to receive the Merger Consideration.
(e)    Stock Appreciation Rights. Each outstanding stock appreciation right for Company Common Stock shall be settled in Company Common Stock prior to the Closing Date, and such shares of Company Common Stock shall be eligible to receive the Merger Consideration.
Section 1.5    Proration of Merger Consideration.
(a)Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to receive the Stock Consideration pursuant to Section 1.4(c)(i) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.75 and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, but excluding Company Cancelled Shares and shares of Company Common Stock that constitute Dissenting Shares (the “Stock Conversion Number”). All other shares of Company Common Stock, but excluding Company Cancelled Share and shares of Company Common Stock that constitute Dissenting Shares, shall be converted into the right to receive the Cash Consideration.
(b)Promptly (and in any event no later than five (5) Business Days) after the Effective Time, GWBI shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Stock Consideration and the Cash Consideration as follows:

(i)If the aggregate number of shares of Company Common Stock with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof will be converted into the right to receive the Stock Consideration only in respect of that number of Stock Election Shares equal to the product obtained by multiplying (A) the number of Stock Election Shares held by such holder by (B) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration; and
(ii)If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:
(A)If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or
(B)If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Cash Election Shares (with the Exchange Agent to determine, consistent with Section 1.5(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
Section 1.6    Election Procedures. Each holder of record of shares of Company Common Stock to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.4(c)(i) and 1.5 (a “Holder”) shall have the right, subject to the limitations set forth in this Article I, to submit an election in accordance with the following procedures:
(a)Each Holder may specify in a request made in accordance with the provisions of this Section 1.6 (herein called an “Election”) (i) the number of whole shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of whole shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election. A Holder who holds shares of Company Common stock as nominee, trustee or in another representative capacity may submit multiple Election Forms, provided that each such Election Form covers all the shares of Company Common Stock held by such representative for a particular beneficial owner.
(b)GWBI shall prepare a form reasonably acceptable to Company, including appropriate and customary transmittal materials in such form as prepared by GWBI and reasonably acceptable to Company (the “Election Form”), so as to permit the Holders to exercise their right to make an Election.
(c)GWBI (i) shall initially make available and mail the Election Form not less than twenty (20) Business Days prior to the anticipated Election Deadline, or on such other date as the parties may agree, to Holders of record as of two (2) Business Days prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Election Form to any Holder who requests such Election Form prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.
(d)Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, an Election Form properly completed and signed (including duly executed transmittal materials included in the Election Form) and accompanied by any Old Certificates representing all certificated shares to which such Election Form relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Election Form, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to three (3) Business Days preceding the Closing Date. The parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline. Any shares of Company Common Stock with respect to which the Holder thereof shall not, as of the Election Deadline, have made an Election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.
(e)Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. If any Election is not properly made with respect to any shares of Company Common Stock (none of GWBI, Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.
(g)Subject to the terms of this Agreement and the Election Form, GWBI, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Election Forms and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of GWBI Common Stock into which shares of Company Common Stock are converted, and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of GWBI Common Stock.
Section 1.7    GWBI to Make Merger Consideration Available. After the Election Deadline and no later than one (1) Business Day prior to the Closing Date, GWBI shall deposit, or shall cause to be deposited, with a bank or trust company designated by GWBI and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Section 1.7, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.4(c)(i) and exchanged pursuant to Section 1.8(a), and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange

Fund as directed by GWBI, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to GWBI. Company agrees that ComputerShare, Limited shall act as the Exchange Agent in connection with the Merger.
Section 1.8    Exchange of Certificates.
(a)As promptly as practicable after the Effective Time, but in no event later than five (5) Business Days thereafter, GWBI shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration and that has not theretofore submitted its Old Certificates with an Election Form, a letter of transmittal (“Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Sections 1.4(c)(i), 1.5 and 1.6, and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 1.8(b). A Letter of Transmittal shall be deemed properly completed with respect to a holder of Company Common Stock only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding a loss or destruction of such Old Certificates or the guaranteed delivery of such Old Certificates) representing all shares of Company Common Stock covered by such Letter of Transmittal. From and after the Effective Time and the completion of the allocation procedure set forth in Section 1.5, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed Letter of Transmittal or Election Form, as applicable, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Sections 1.4(c)(i), 1.5 and 1.6 and/or (ii) a check representing the amount of (A) the Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.4(c)(i), 1.5 and 1.6, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 1.4(c)(iii) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 1.8(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Subject to the terms of this Agreement and the Letter of Transmittal, the Exchange Agent shall have discretion to determine whether any Letter of Transmittal has been properly completed and any Old Certificates properly surrendered or exchanged hereunder. Until surrendered as contemplated by this Section 1.8(a), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Agreement.
(b)No dividends or other distributions declared with respect to GWBI Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with the exchange provisions of this Agreement. After the surrender of an Old Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)Surrender by Persons Other than Record Holders. If the Person surrendering an Old Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Old Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Old Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Old Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Old Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
(d)Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 1.8(d).
(e)Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, GWBI shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Old Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to GWBI (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Old Certificates held by them. Notwithstanding the foregoing, neither GWBI nor the Exchange Agent shall be liable to any holder of an Old Certificate for any Merger

Consideration properly delivered in respect of such Old Certificates to a public official pursuant to any abandoned property, escheat or other similar Law.
(f)Lost, Stolen or Destroyed Certificates. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by GWBI, the posting by such Person of a bond in such amount as GWBI may reasonably direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration deliverable in respect thereof.
(g)Reservation of Shares. GWBI shall reserve for issuance a sufficient number of shares of the GWBI Common Stock for the purpose of issuing shares of GWBI Common Stock in accordance with this Article 1.
Section 1.9    Withholding Rights. Each of the Exchange Agent, GWBI and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted and withheld by the Exchange Agent, GWBI or the Surviving Corporation, as the case may be, and paid over to the appropriate governmental authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, GWBI or the Surviving Corporation, as the case may be, made such deduction and withholding.
Section 1.10    Tax Treatment of the Merger. It is intended by the parties that the Merger constitute a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. All of the parties agree to cooperate and use their best efforts in order to qualify the transactions contemplated herein as a reorganization under Section 368(a)(1)(A) of the Code, and to report the Merger for federal, state and any local income Tax purposes in a manner consistent with such characterization.
Section 1.11    Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, the Surviving Corporation’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation or otherwise to carry out the purposes of this Agreement.
Section 1.12    Closing; Closing Deliveries.
(a)    The closing of the transactions contemplated by this Agreement (the “Closing”) and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Great Western Bank, 100 N. Phillips Ave., Sioux Falls, SD 57104 at 10:00 a.m., local time, no later than the first Friday that is a Business Day following the second Business Day on which the last of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been fulfilled or waived (if permissible) in accordance with this Agreement or at such other time and place as GWBI and Company shall agree (the date and time on which the Closing actually occurs is referred to herein as the “Closing Date”) provided that the Closing Date shall not occur prior to April 1, 2016. For the avoidance of doubt, references in this Agreement to the transactions contemplated by this Agreement shall include the Merger, the Bank Merger and the execution and delivery of the Bank Merger Agreement.
(b)    Subject to fulfillment or waiver of the conditions set forth in ARTICLE VI, at the Closing GWBI shall deliver to Company all of the following:
(ii)    a copy of the GWBI Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware;
(iii)    a certificate of good standing of GWBI, issued as of a recent date by the Secretary of State of the State of Delaware;
(iv)    a certificate of the Secretary or an Assistant Secretary of GWBI, dated the Closing Date, in form and substance reasonably satisfactory to Company, as to (A) no amendments to the GWBI Certificate of Incorporation since a specified date, (B) the Amended and Restated Bylaws of GWBI (the “GWBI Bylaws”), (C) the resolutions of the Board of Directors of GWBI authorizing the execution and performance of this Agreement and the transactions contemplated herein, and (D) the incumbency and signatures of the officers of GWBI executing this Agreement and any other agreement, certificate or instrument executed by GWBI hereunder;
(v)    a copy of the Third Amended and Restated Articles of Incorporation of GWBI Bank (the “GWB Articles of Incorporation”) certified as of a recent date by the Secretary of State of the State of South Dakota;

(vi)    a certificate of good standing of GWBI Bank, issued as of a recent date by the Secretary of State of the State of South Dakota, or a certificate of status issued as of a recent date by the South Dakota Division of Banking;
(vii)    a certificate of the Secretary or an Assistant Secretary of GWBI Bank, dated the Closing Date, in form and substance reasonably satisfactory to Company, as to (A) no amendments to the GWB Articles of Incorporation since a specified date, (B) the Bylaws of GWBI Bank, (C) the resolutions of the Board of Directors of GWBI Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein, and (D) the incumbency and signatures of the officers of GWBI Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by GWBI Bank under the Bank Merger Agreement; and
(viii)    all Required Third-Party Consents and all Requisite Regulatory Approvals obtained by GWBI or GWBI Bank with respect to the consummation of the transactions contemplated by this Agreement.
(c)    Subject to fulfillment or waiver of the conditions set forth in ARTICLE VI, at the Closing Company shall deliver to GWBI all of the following:
(ii)    a copy of the Certificate of Incorporation of Company, certified as of a recent date by the Secretary of State of the State of Delaware;
(iii)    a certificate of good standing of Company, issued as of a recent date by the Secretary of State of the State of Delaware;
(iv)    a certificate of the Secretary or an Assistant Secretary of Company, dated the Closing Date, in form and substance reasonably satisfactory to GWBI, as to (A) no amendments to Company’s Articles of Incorporation since a specified date, (B) the Bylaws of Company (the “Company Bylaws”), (C) the resolutions of the Board of Directors of Company authorizing the execution and performance of this Agreement and the transactions contemplated herein, (D) the resolutions of the stockholders of Company approving and adopting this Agreement in accordance with the DGCL, (E) the incumbency and signatures of the officers of Company executing this Agreement and any other agreement, certificate or instrument executed by Company hereunder, and (F) the resignations of each director of Company;
(v)    a copy of the Articles of Incorporation of Company Bank, certified as of a recent date by the Secretary of State of the State of South Dakota;
(vi)    a certificate of good standing of Company Bank issued as of a recent date by the South Dakota Secretary of State, or a certificate of status issued as of a recent date by the South Dakota Division of Banking;

(vii)    a certificate of the Secretary or an Assistant Secretary of Company Bank, dated the Closing Date, in form and substance reasonably satisfactory to GWBI, as to (A) no amendments to the Articles of Incorporation of Company Bank since a specified date, (B) the Bylaws of Company Bank, (C) the resolutions of the Board of Directors of Company Bank authorizing the execution and performance of the Bank Merger Agreement and the transactions contemplated therein, (D) the incumbency and signatures of the officers of Company Bank executing the Bank Merger Agreement and any other agreement, certificate or instrument executed by Company Bank thereunder; and (E) the resignations of each director of the Company Bank; and
(viii)    all Required Third-Party Consents and all Requisite Regulatory Approvals obtained by Company and Company Bank with respect to the consummation of the transactions contemplated by this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF GWBI
Except as set forth in the letter dated the date hereof and delivered on the date hereof by GWBI to Company, which letter relates to this Agreement and is designated the GWBI Letter (the “GWBI Letter”) (each section of which qualifies the correspondingly numbered representation and warranty in this ARTICLE II to the extent specified therein and such other representations and warranties in this ARTICLE II to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent), GWBI represents and warrants to Company as follows:
Section 2.1    Organization, Standing and Power. GWBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. GWBI Bank is a bank duly organized, validly existing and in good standing under the laws of the State of South Dakota and has the requisite corporate power and authority to carry on its business as now being conducted. GWBI and its Subsidiaries are duly qualified to do business, and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on GWBI.
Section 2.2    Authority.
(a)    On or prior to the date of this Agreement, the Board of Directors of GWBI has determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interest of GWBI, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, the GWBI Certificate of Incorporation, and the GWBI Bylaws. GWBI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by GWBI, and the consummation by GWBI of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of GWBI, subject to the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by GWBI and, assuming the valid authorization, execution and delivery of this Agreement by Company and the validity and binding effect hereof on Company, this Agreement constitutes the valid and binding obligation of GWBI enforceable against it in accordance with its terms, except to the extent its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law).
(b)    On or prior to the date of this Agreement, the Board of Directors of GWBI Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of GWBI Bank and its stockholder. GWBI Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by GWBI Bank and the consummation by GWBI Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of GWBI Bank, subject to the approval and adoption of the Bank Merger Agreement by GWBI, the sole stockholder of GWBI Bank, and the filing of appropriate merger documents as required by the South Dakota Statutes Annotated (the “SDS”).
Section 2.3    GWBI Stock. As of the date hereof, the authorized stock of GWBI consists of (a) 500,000,000 shares of $0.01 per share par value Common Stock, of which 55,244,514 are issued and outstanding as of the date of this Agreement, (b) 50,000,000 shares of $0.01 per share par value non-voting common stock, none of which is issued and outstanding as of the date of this Agreement, and (c) 15,000,000 shares of $0.01 per share par value preferred stock, none of which is issued and outstanding as of the date of this Agreement. As of the date hereof 792,304 shares of Common Stock are reserved and available for issuance pursuant to the Great Western Bancorp Inc. 2014 Omnibus Compensation Plan, and 80,000 shares of Common Stock are reserved and available for issuance under the Great Western Bancorp, Inc. Director’s Plan (collectively the “GWBI Stock Plan”). The outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). The shares of GWBI Common Stock to be issued in the Merger or under the GWBI Stock Plan, when so issued in accordance with this Agreement, will have been duly authorized and validly issued and will be fully paid and non-assessable and not subject to any preemptive rights (and will not have been issued in violation of any preemptive rights).

Section 2.4    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 2.4 have been obtained and all filings and obligations described in this Section 2.4 have been made, except as set forth in Section 2.4 of the GWBI Letter, the execution and delivery of this Agreement by GWBI, and of the Bank Merger Agreement by GWBI Bank, do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by GWBI and GWBI Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of GWBI or any of its Subsidiaries under, any provision of (i) the GWBI Certificate of Incorporation, the GWBI Bylaws or the articles of incorporation or bylaws of GWBI Bank or any other GWBI Subsidiary, (ii) any Contract applicable to GWBI or any of its Subsidiaries or any of their respective properties or assets or (iii) any Order or Law applicable to GWBI or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on GWBI or materially impair the ability of GWBI or GWBI Bank to perform their respective obligations hereunder or under the Bank Merger Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby by GWBI or GWBI Bank. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to GWBI or GWBI Bank in connection with the execution and delivery of this Agreement or the Bank Merger Agreement by GWBI or GWBI Bank or is necessary for the consummation by GWBI or GWBI Bank of the Merger or the Bank Merger, as applicable and the other transactions contemplated by this Agreement, except for (I) the Specified Requisite Regulatory Approvals, (II) in connection, or in compliance, with the provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), (III) with respect to the Merger, the filing of articles of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which GWBI or any of its Subsidiaries is qualified to do business, (IV) with respect to the Bank Merger, the filing of the articles of merger with the Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which GWBI Bank or any of its Subsidiaries is qualified to do business, (V) such filings, authorizations, orders and approvals as may be required by state takeover Laws (the “State Takeover Approvals”), (VI) such filings as may be required in connection with the Taxes described in Section 5.7, and (VII) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on GWBI or materially impair the ability of GWBI or GWBI Bank to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby by GWBI or GWBI Bank.
Section 2.5    Litigation.
(a)    As of the date hereof, there are no actions, suits, claims, labor disputes or other litigation, legal, administrative or arbitration proceedings or governmental investigations (“Actions”) pending or, to the Knowledge of GWBI, threatened against or affecting GWBI or any of its Subsidiaries or, to the Knowledge of GWBI, any of its or their present or former officers, directors, employees, consultants, agents or stockholders, as such, or any of its or their properties, assets or business, in each case relating to the transactions contemplated by this Agreement.
(b)    There are no outstanding Orders of any Governmental Entity against or involving GWBI or any of its Subsidiaries or, to the Knowledge of GWBI, against or involving any of the present or former directors, officers, employees or consultants, agents or stockholders of GWBI or its Subsidiaries as such, or any of its or their properties, assets or business or any GWBI Plan. Except as set forth in Section 2.5(b) of the GWBI Letter, no such Order would, individually or in the aggregate, have a Material Adverse Effect on GWBI or materially impair the ability of GWBI to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.
(c)    Except as set forth in Section 2.5(c) of the GWBI Letter, none of GWBI or any of its Subsidiaries is subject to, nor to the Knowledge of GWBI will GWBI or any of its Subsidiaries become subject to, any Order, agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Body charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of GWBI or any of its Subsidiaries.
(d)    Except as set forth in Section 2.5(d) of the GWBI Letter, GWBI and each of its Subsidiaries have complied with all Laws and Orders which are applicable to GWBI, the Subsidiaries or their assets, properties or businesses, including all consumer privacy laws, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has rating of “Satisfactory” or better), the non-compliance with which would have a Material Adverse Effect on GWBI.
(e)    Except as set forth in the GWBI SEC Documents or in Section 2.5(e) of the GWBI Letter, there are no Actions pending or, to the Knowledge of GWBI, threatened against or involving GWBI or its Subsidiaries or, to the Knowledge of GWBI, any of its or their present or former directors, officers, employees or consultants, agents or stockholders as such, or any of its or their properties, assets or business or any GWBI Plan (a) that would, individually or in the aggregate, have a Material Adverse Effect on GWBI or materially impair the ability of GWBI to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.
(f)    Except as set forth in Section 2.5(f) of the GWBI Letter, to the Knowledge of GWBI none of GWBI or any of its Subsidiaries is subject to any audit or investigation by any Government Entity.
Section 2.6    Required Vote of GWBI Stockholders. No vote or approval of the stockholders of GWBI is required by Law, the GWBI Certificate of Incorporation, the GWBI Bylaws, NYSE or otherwise in order for GWBI to consummate the Merger and for GWBI Bank to consummate the Bank Merger.
Section 2.7    Brokers. Except for RBC Capital Markets, LLC, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GWBI.
Section 2.8    SEC Documents, Other Reports and Sarbanes-Oxley.
(a)    GWBI has timely made all filings required to be filed by it with the SEC under the Securities Act or the Exchange Act since June 30, 2012 (the “GWBI SEC Documents”). As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, the GWBI SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the GWBI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of GWBI included in the GWBI SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the GWBI and its Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the GWBI SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, the GWBI has not, between June 30, 2012 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on June 30, 2012.
(b)    Each of the principal executive officer and the principal financial officer of GWBI (or each former principal executive officer and former principal financial officer of GWBI, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) with respect to the GWBI SEC Documents and, at the time of filing of each such certification, such certification was true and accurate. GWBI has made available to Company a summary of any disclosure made by GWBI’s management to GWBI’s auditors and the audit committee of GWBI’s Board of Directors referred to in such certifications. For purposes of this Section 2.8(b), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.
(c)    Except as disclosed in any GWBI SEC documents, GWBI has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that GWBI maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of GWBI and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of GWBI and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of GWBI’s and its Subsidiaries’ assets that could have a material effect on GWBI’s financial statements. GWBI’s management has previously completed an assessment of the effectiveness of GWBI’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable GWBI SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto, its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, GWBI has disclosed, in any applicable GWBI SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto prior to the date hereof, any change in GWBI’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, GWBI’s internal control over financial reporting. GWBI has disclosed, based on the most recent evaluation of internal control over financial reporting, to GWBI’s auditors and the audit committee of GWBI’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect GWBI’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in GWBI’s internal control over financial reporting.

(d)    GWBI has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by GWBI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to GWBI’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. GWBI’s management has previously completed an assessment of the effectiveness of GWBI’s disclosure controls and procedures and, as of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, presented in any applicable GWBI SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto prior to the date hereof its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(e)    No accounting rule, opinion, standard, consensus or pronouncement applicable to GWBI or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that GWBI or any of its Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on GWBI.
(f)    GWBI is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3), since the enactment of the Sarbanes-Oxley Act, neither GWBI nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of GWBI.
Section 2.9    Proxy Statement. None of the information concerning GWBI and its Subsidiaries to be included or incorporated by reference in the proxy statement to be filed with the SEC and delivered to Company Stockholders (the “Proxy Statement”) and that was supplied in writing by GWBI to Company expressly for inclusion in the Proxy Statement, will, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement, or to amend any statements in the Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Company.

Section 2.10    Absence of Certain Changes or Events; No Undisclosed Liabilities.
(a)    Except as disclosed in the GWBI SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 2.10 of the GWBI Letter, since June 30, 2015: (i) GWBI and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) GWBI and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on GWBI; and (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change with respect to GWBI.
(b)    Except as set forth in Section 2.10(b) of the GWBI Letter, neither GWBI nor any of its Subsidiaries has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities and obligations reflected or reserved against in the balance sheet of GWBI dated September 30, 2014 included in the Form 10-K filed by GWBI with the SEC on December 12, 2014 (or described in the notes thereto), (ii) liabilities and obligations reasonably incurred since September 30, 2014 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect on GWBI and (iii) liabilities and obligations incurred in connection with this Agreement or the transactions contemplated hereby.
Section 2.11    Permits and Compliance. GWBI and each of its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for GWBI and each of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “GWBI Permits”), and no suspension or cancellation of any of GWBI Permits is pending or, to the Knowledge of GWBI, threatened. Neither GWBI nor any of its Subsidiaries is, or since September 30, 2012 has been, in violation of (i) its Organizational Documents, (ii) any applicable Law, (iii) any Company Permit or (iv) any Order, except, in the case of clauses (ii) and (iii), for any immaterial violations. No notice of any such violation or non-compliance has been received by GWBI or any of its Subsidiaries.
Section 2.12    Tax Matters. Except as set forth in Section 2.12 of the GWBI Letter: (i) all material Taxes (whether or not shown on any Tax Return) for which GWBI or any Subsidiary may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to GWBI and each Subsidiary have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to GWBI and each Subsidiary for the periods covered thereby, except to the extent that any failure to so file or any failure to be complete and accurate and disclose all Taxes would not, individually or in the aggregate, have a Material

Adverse Effect on GWBI; (iii) no extension of time within which to file any such Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which GWBI or any Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding; (v) Section 2.12 of the GWBI Letter sets forth a schedule of the federal Tax Returns referred to in clause (ii) for the tax periods ended on or after September 30, 2012 relating to income Taxes that have been audited and indicates those Tax Returns that currently are the subject of audit; (vi) there is no Action pending or proposed or threatened in writing and received by GWBI, with respect to Taxes for which GWBI or any Subsidiary may be liable; (vii) no claim has been made, in the last six (6) years, in writing by a Governmental Entity in a jurisdiction where GWBI or any Subsidiary has never paid Taxes or filed Tax Returns asserting that GWBI or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) neither GWBI nor any Subsidiary will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case made or occurring prior to Closing; (x) no election under Section 108(i) of the Code will affect any material item of income, gain, loss or deduction of GWBI or any Subsidiary after the Closing; (xi) there are no Liens for Taxes upon the assets of GWBI or any Subsidiary except Liens relating to current Taxes not yet due; (xii) all material Taxes which GWBI or any Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xiii) neither GWBI nor any Subsidiary has been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code, but without regard to the limitations contained in Section 1504(b) of the Code) filing Tax Returns on a combined, consolidated, unitary or similar basis other than the group of which it is presently a member; (xiv) neither GWBI nor any Subsidiary has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise (other than any financing agreement or arrangement not related primarily to Taxes); (xv) with respect to each transaction in which GWBI or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on Internal Revenue Service (“IRS”) Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law; (xvi) during the last three years, neither GWBI nor any Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xvii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the

Code (relating to “FIRPTA”); and (xviii) to the Knowledge of GWBI, no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement. For purposes of this Agreement: (A) “Taxes” means any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental (including taxes under Section 59A of the Code) tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity; and (B) “Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except as set forth in the letter dated the date hereof and delivered on the date hereof by Company to GWBI, which letter relates to this Agreement and is designated the Company Letter (the “Company Letter”), (each section of which qualifies the correspondingly numbered representation and warranty in this ARTICLE III) and such other representations and warranties in this ARTICLE III to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation and warranty reasonably apparent). Company represents and warrants to GWBI as follows:
Section 3.1    Organization, Standing and Power. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Company Bank is a bank duly organized, validly existing and in good standing under the laws of the State of South Dakota and has the requisite corporate power and authority to carry on its business as now being conducted. Company and its Subsidiaries are duly qualified to do business, and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification or good standing necessary, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Company.
Section 3.2    Capital Structure.
(f)    The authorized capital stock of Company consists of 10,000,000 shares of $0.01 par value per share Company Common Stock, 500,000 shares of preferred stock, $0.01 par value, and 50,000 shares of Series A Junior Participating Preferred Stock, $1.00 stated value. At the close of business on September 30, 2015, (i) 7,054,451 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 2,083,455 shares of Company Common Stock were held in the treasury of Company; and (iii) no shares of Company Common Stock were reserved for issuance pursuant to outstanding options (the “Company Stock Options”) to purchase shares of Company Common Stock pursuant to the 2002 Stock Option and Incentive Plan, the 1996 Director Restricted Stock Plan and the 1991 Stock Option Plan, each of which has expired (collectively, the “Company Equity Plans”); and (iv) the Company had an aggregate of 72,348 stock appreciation rights (the “Stock Appreciation Rights”), which, upon exercise, entitle the holder thereof to receive a number of shares of Company Common Stock, the aggregate value of which shall equal, as nearly as possible, the amount by which the “market value” (defined to mean the average of the high and low quoted sales price on the date of exercise) of the Company Common Stock exceeds the exercise price, multiplied by the number of shares of Company Common Stock with respect to which such Stock Appreciation Right shall have been exercised. No shares of Company’s preferred stock or Series A Junior Participating Preferred Stock are issued and outstanding. Company Equity Plans are the only benefit plans of Company or its Subsidiaries under which any securities of Company or its Subsidiaries are issuable. Each share of Company Common Stock which may be issued pursuant to any Company Equity Plan has been duly authorized and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding. Except for the Stock Appreciation Rights outstanding on the date hereof, there are no options, warrants, calls, rights, puts or Contracts to which Company or any of its Subsidiaries is a party or by which Company or any of its Subsidiaries is bound obligating Company or any of its Subsidiaries to issue, deliver, sell or redeem or otherwise acquire, or cause to be issued, delivered, sold or redeemed or otherwise acquired, any shares of capital stock (or other voting securities or equity equivalents) of Company or any of its Subsidiaries or obligating Company or its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, put or Contract. Section 3.2(a) of the Company Letter sets forth a true and correct list as of September 30, 2015 of each record holder of Company Common Stock, with a notation as to which of such holders are current employees of Company or its Subsidiaries. Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Company on any matter. There are no Contracts to which Company, any of its Subsidiaries or any of their respective officers or directors is a party concerning the voting of any capital stock of Company or its Subsidiaries. For purposes of this Agreement, “Contract” means any contract, agreement, instrument, guarantee, indenture, note, bond, mortgage, permit, franchise, concession, commitment, lease, license, arrangement, obligation or understanding, whether written or oral.
(g)    All of the outstanding shares of capital stock of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and other than as set forth in Section 3.2(b) of the Company Letter, all such shares are of record and beneficially owned by Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, limitations on voting rights, charges and other encumbrances of any nature whatsoever (“Liens”). Section 3.2(b) of the Company Letter sets forth the authorized capital stock of each Subsidiary and indicates the number of issued and outstanding shares of capital stock, the number of issued shares of capital stock held as treasury shares and the number of shares of capital stock unissued and not reserved for any purpose of the Subsidiary. There are no agreements, arrangements, Contracts, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Subsidiary.
(h)    Other than as set forth in Section 3.2(c) of the Company Letter, neither Company nor any of its Subsidiaries directly or indirectly (i) owns, of record or beneficially, any outstanding voting securities or other equity interests in any Person, (ii) has the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, by contract or otherwise, or (iii) has any right or obligation to acquire any equity interest in or to make a capital contribution to any Person.
(i)    Section 3.2(d) of the Company Letter sets forth a complete and accurate list, as of the date hereof, of (A) all Stock Appreciation Rights, Company Stock Options and other outstanding options to purchase shares of Company Common Stock issued under Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant dates, the plans under which such options were granted, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof, the names of the holders thereof and the amount each such holder is entitled to receive pursuant to Section 1.4(c) and (B) all shares of Company Common Stock or other share-based awards that were outstanding but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by Company at a fixed purchase price as of such time under Company Equity Plans, the number of shares of Company Common Stock subject thereto, the grant and issuance dates, the plan under which such awards were granted, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof.
(j)    Company has delivered to GWBI true and complete copies of Company Equity Plans and all forms of award agreements with respect to the grant of all Company Stock Options outstanding as of the date hereof and no stock option agreement or other award agreement contains terms that are inconsistent with or in addition to such forms.
Section 3.3    Authority.
(a)    On or prior to the date of this Agreement, the Board of Directors of Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the DGCL, (iii) resolved to recommend the approval and adoption of this Agreement by Company’s stockholders, and (iv) directed that this Agreement be submitted to Company’s stockholders for approval and adoption. Company has all requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the stockholders of Company and receipt of the Specified Regulatory Approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject to (x) approval and adoption of this Agreement by the stockholders of Company and (y) the filing of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by Company and, assuming the valid authorization, execution and delivery of this Agreement by GWBI and the validity and binding effect of this Agreement on GWBI, this Agreement constitutes the valid and binding obligation of Company enforceable against Company in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at Law). The preparation of the Proxy Statement to be filed with the Securities and Exchange Commission (the “SEC”) has been duly authorized by Company’s Board of Directors. Company has delivered or made available to GWBI complete and correct copies of Company Certificate of Incorporation and Company Bylaws and the Certificate of Incorporation, bylaws, certificate of formation, limited liability company agreement or other organizational documents (“Organizational Documents”) of each of its Subsidiaries.
(b)    On or prior to the date of this Agreement, the Board of Directors of Company Bank has determined that the Bank Merger Agreement and the transactions contemplated thereby, including the Bank Merger, are advisable and fair to and in the best interests of Company Bank and its stockholder. Company Bank has all requisite corporate power and authority to enter into the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Bank Merger Agreement by Company Bank and the consummation by Company Bank of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Company Bank, subject to the approval and adoption of the Bank Merger Agreement by Company, the sole stockholder of Company Bank, and the filing of appropriate merger documents as required by the SDS.
Section 3.4    Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section 3.4 have been obtained and all filings and obligations described in this Section 3.4 have been made, except as set forth in Section 3.4 of the Company Letter, the execution and delivery of this Agreement by Company and the execution and delivery of the Bank Merger Agreement by Company Bank do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by Company and Company Bank will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the properties or assets of Company or any of its Subsidiaries under, or result in the loss of a benefit under, any provision of (i) Company Certificate of Incorporation or Company Bylaws, (ii) the Organizational Documents of any of Company’s Subsidiaries, (iii) any Company Contract, or (iv) any Order or Law applicable to Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (iii) and (iv), any such violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Material Adverse Effect on Company or materially impair the ability of Company or Company Bank to perform its obligations hereunder or thereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Company or the Bank Merger Agreement by Company Bank or is necessary for the consummation by Company or Company Bank of the Merger or the Bank Merger, as applicable, and the other transactions contemplated by this Agreement, except for (I) the Specified Requisite Regulatory Approvals, (II) in connection, or in compliance, with the provisions of the Exchange Act, (III) with respect to the Merger, the filing of articles of merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Company or any of its Subsidiaries is qualified to do business, (IV) with respect to the Bank Merger, the filing of the articles of merger with the Secretary of State of the State of South Dakota and appropriate documents with the relevant authorities of other states in which Company Bank or any of its Subsidiaries is qualified to do business, (V) such filings, authorizations, Orders and approvals as may be required to obtain the State Takeover Approvals, (VI) such filings as may be required in connection with the Taxes described in Section 5.7, (VII) compliance with applicable requirements of The NASDAQ Global Market (“NASDAQ”) and (VIII) such other consents, Orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Company or Company Bank or materially impair the ability of Company or Company Bank to perform its obligations hereunder or prevent or materially delay the consummation of any of the transactions contemplated hereby by Company or Company Bank.
Section 3.5    SEC Documents, Other Reports and Sarbanes-Oxley.
(a)    Company has timely made all filings required to be filed by it with the SEC under the Securities Act or the Exchange Act since June 30, 2012 (the “Company SEC Documents”). As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Company and its Subsidiaries as of the respective dates thereof and the results of their operations and their cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof or as required by GAAP, Company has not, between June 30, 2012 and the date hereof, made or adopted any change in its accounting methods, practices or policies in effect on June 30, 2012 that would be required to be disclosed in the Company SEC Documents.
(b)    Each of the principal executive officer and the principal financial officer of Company (or each former principal executive officer and former principal financial officer of Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder or under the Exchange Act with respect to the Company SEC Documents and, at the time of filing of each such certification, such certification was true and accurate. Company has made available to GWBI a summary of any disclosure made by Company’s management to Company’s auditors and the audit committee of Company’s Board of Directors referred to in such certifications. For purposes of this Section 3.5(b), “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.
(c)    Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that Company maintains records that, in reasonable detail, accurately and fairly reflect the respective transactions and dispositions of assets of Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors of Company and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Company’s and its Subsidiaries’ assets that could have a material effect on Company’s financial statements. Company’s management has completed an assessment of the effectiveness of Company’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. As of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, Company has disclosed, in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto prior to the date hereof, any change in Company’s internal control over financial reporting that occurred during the period covered by such report or amendment that has materially affected, or is reasonably likely to materially affect, Company’s internal control over financial reporting. Company has disclosed, based on the most recent evaluation of internal control over financial reporting, to Company’s auditors and the audit committee of Company’s Board of Directors (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal control over financial reporting.
(d)    Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Company’s management has completed an assessment of the effectiveness of Company’s disclosure controls and procedures and, as of their respective filing dates or, if amended, as of the date of the last amendment prior to the date hereof, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q or any amendment thereto prior to the date hereof its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.
(e)    No accounting rule, opinion, standard, consensus or pronouncement applicable to Company or any of its Subsidiaries has been finally adopted and not subsequently withdrawn by the SEC, the Financial Accounting Standards Board, the Emerging Issues Task Force, the Public Company Accounting Oversight Board or any similar body that Company or any of its Subsidiaries is required to implement (whether currently or after a prescribed transition period) but has not yet implemented as of the date of this Agreement and that, if so implemented, would reasonably be expected to have a Material Adverse Effect on Company.
(f)    Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and 13(k)(3), since the enactment of the Sarbanes-Oxley Act, neither Company nor any of its Affiliates has made, arranged or modified personal loans to any executive officer or director of Company.

Section 3.6    Proxy Statement. None of the information to be included or incorporated by reference in the Proxy Statement (other than information with respect to GWBI supplied in writing by GWBI to Company expressly for inclusion in the Proxy Statement) will, at the time of the mailing of the Proxy Statement and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholder Meeting any event shall occur which is required at that time to be described in the Proxy Statement or to amend any statements in the Proxy Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of Company. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.
Section 3.7    Absence of Certain Changes or Events; No Undisclosed Liabilities.
(a)    Except as disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Section 3.7(a) of the Company Letter, since September 30, 2015 and the date of execution of this Agreement: (i) Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practice; (ii) Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has, individually or in the aggregate, had a Material Adverse Effect on Company; (iii) there has been no event, occurrence, fact, condition, effect, change or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Change on Company.
(b)    Except as set forth in Section 3.7(b) of the Company Letter, neither Company nor any of its Subsidiaries has any debts, liabilities, commitments or obligations of any nature (whether accrued or fixed, absolute or contingent, matured or unmatured, direct or indirect, known or unknown, asserted or unasserted), except (i) liabilities, commitments and obligations reflected or reserved against in the balance sheet of Company dated June 30, 2015 included in the Form 10-K filed by Company with the SEC on September 11, 2015 (or described in the notes thereto), (ii) liabilities, commitments and obligations incurred since June 30, 2015 in the ordinary course of business consistent with past practice which, individually or in the aggregate, would not have a Material Adverse Effect on Company and (iii) liabilities, commitments and obligations incurred in connection with this Agreement or the transactions contemplated hereby.
Section 3.8    Permits and Compliance. Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Company and each of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company

Permits”) and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of Company, threatened, except where the failure to possess a Company Permit, or the suspension or cancellation of a Company Permit, would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries is, or since June 30, 2012 has been, in violation of (i) its Organizational Documents, (ii) any applicable Law, (iii) any Company Permit, (iv) any Order, (v) any bank regulatory Law or other material bank compliance Law or bank safety and soundness regulatory Law, except, in the case of clauses (ii) through (v), for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on Company or Company Bank. Since June 30, 2012, no written notice of any such violation or non-compliance has been received by Company or any of its Subsidiaries.
Section 3.9    Tax Matters. Except as set forth in Section 3.9 of the Company Letter: (i) all material Taxes (whether or not shown on any Tax Return) for which Company or any Subsidiary may be liable have been timely paid; (ii) all Tax Returns required to have been filed by or with respect to Company and each Subsidiary have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to Company and each Subsidiary for the periods covered thereby, except to the extent that any failure to so file or any failure to be complete and accurate and disclose all Taxes would not, individually or in the aggregate, have a Material Adverse Effect on Company; (iii) no extension of time within which to file any such Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which Company or any Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding; (v) Section 3.9 of the Company Letter sets forth a schedule of the Tax Returns referred to in clause (ii) for the tax periods ended on or after December 31, 2011 relating to income Taxes that have been audited and indicates those Tax Returns that currently are the subject of audit; (vi) there is no Action pending or proposed or threatened in writing with respect to Taxes for which Company or any Subsidiary may be liable; (vii) no claim has been, in the last six (6) years, made in writing by a Governmental Entity in a jurisdiction where Company or any Subsidiary has never paid Taxes or filed Tax Returns asserting that Company or such Subsidiary, respectively, is or may be subject to Taxes assessed by such jurisdiction; (viii) all material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (ix) neither Company nor any Subsidiary will be required to include or accelerate the recognition of any material item in income, or exclude or defer any material deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, or the receipt of any prepaid amount, in each case made or occurring prior to Closing; (x) no election under Section 108(i) of the Code will affect any material item of income, gain, loss or deduction of Company or any Subsidiary after the Closing; (xi) all Tax sharing arrangements and Tax indemnity arrangements relating to Company or any Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither Company nor any Subsidiary will have any liability thereunder on or after the Closing Date; (xii) there are no Liens for Taxes upon the assets of Company or any Subsidiary except Liens relating to current Taxes not yet due; (xiii) all material Taxes which Company or any Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity; (xiv) neither Company nor any Subsidiary has been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code, but without regard to the limitations contained in Section 1504(b) of the Code) filing Tax Returns on a combined, consolidated, unitary or similar basis other than the group of which it is presently a member; (xv) neither Company nor any Subsidiary has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise (other than any financing agreement or arrangement not related primarily to Taxes); (xvi) with respect to each transaction in which Company or any Subsidiary has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law; (xvii) during the last three years, neither Company nor any Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign Law) applied; (xviii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”); and (xix) to the Knowledge of Company, no real property transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax will be imposed on the transactions contemplated by this Agreement.
Section 3.10    Litigation.
(d)    There are no outstanding Orders against or involving Company or any of its Subsidiaries or, to the Knowledge of Company, against or involving any of the present or former directors, officers, employees or consultants, agents or stockholders of Company or its Subsidiaries as such, or any of its or their properties, assets or business or any Company Plan, except for Orders (i) set forth in the Company SEC Documents, or (ii) that would not have a Material Adverse Effect on Company or materially impair the ability of Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby.
(e)    Except as set forth in Section 3.10(b) of the Company Letter, none of Company or any of its Subsidiaries is subject to any Order, agreement, memorandum of understanding, direction or similar arrangement with, or a commitment letter or similar submission to, or supervisory letter from, or adopted any board resolutions at the request of, any Governmental

Body charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or otherwise involved with the supervision or regulation of Company or any of its Subsidiaries.
(f)    Except as set forth in Section 3.10(c) of the Company Letter, Company and each of its Subsidiaries have complied with all Laws and Orders which are applicable to Company, the Subsidiaries or their assets, properties or businesses, including, without limitation, all consumer privacy laws, the Truth in Lending Act, the Home Owner’s Equity Protection Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Protection Act, 12 U.S.C. Section 1831d(a), the USA PATRIOT Act, the Bank Secrecy Act and the Community Reinvestment Act (and, with respect to the Community Reinvestment Act, currently has rating of “Satisfactory” or better), except for such non-compliance (i) set forth in the Company SEC Documents, or (ii) that would not have a Material Adverse Effect on Company.
(g)    Except as set forth in Company SEC Documents or in Section 3.10(d) of the Company Letter, there are no Actions pending or, to the Knowledge of Company, threatened against or involving Company or its Subsidiaries or, to the Knowledge of Company, any of its or their present or former directors, officers, employees or consultants, agents or stockholders as such, or any of its or their properties, assets or business or any Company Plan (a) that would, individually or in the aggregate, have a Material Adverse Effect on Company or materially impair the ability of Company to perform its obligations hereunder or prevent or materially delay the consummation of the transactions contemplated hereby or (b) relating to the transactions contemplated by this Agreement.
(h)    Except as set forth in Section 3.10(e) of the Company Letter, to the Knowledge of Company none of Company or any of its Subsidiaries is subject to any audit or investigation by any Government Entity.
Section 3.11    Certain Agreements.
(a)    Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof and except as set forth in Section 3.11(a) of the Company Letter, neither Company nor any of its Subsidiaries is a party to or bound by:
(ii)    any Contract which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);
(iii)    any Contract which purports to limit or restrict the manner or localities in which Company or any of its Affiliates (including GWBI or any of its Subsidiaries following the Merger) may conduct business or the types or lines of business in which any of them may engage, or any Contract which obligates Company or any of its Affiliates (including GWBI or any of its Subsidiaries following the Merger) to extend most-favored nation pricing or other rights to any Person, or any Contract imposing exclusivity obligations on Company or any of its Affiliates (including GWBI or any of its Subsidiaries following the Merger) or imposing obligations on Company or any of its Affiliates (including GWBI or any of its Subsidiaries following the Merger) with respect to non-solicitation provisions;
(iv)    any Contract which requires any payment by Company or any of its Subsidiaries in excess of $50,000 in any year or which requires any payment to Company or any of its Subsidiaries in excess of $100,000 in any year, in each case other than extensions of credit made by Company Bank; and, with respect to each such Contract, Company’s good faith estimate of the breakage costs;
(v)    any Contract relating to the purchase, sale, lease, remodeling or refurbishing of real property;
(vi)    any Contract the primary purpose of which is to provide for the indemnification or guaranty of the obligations of any Person by Company or its Subsidiaries;
(vii)    any Contract with any current or former employee of Company or any of its Subsidiaries or with any Related Person involving aggregate payments to or from Company or any of its Subsidiaries in excess of $200,000;
(viii)    since June 30, 2012, any Contract relating to the acquisition or disposition of any business (whether by merger, sale or purchase of stock or assets or otherwise);
(ix)    any settlement Contract which affects the current or future conduct of Company’s or its Subsidiaries’ businesses or under which future payments are required to be made by Company or any of its Subsidiaries;`
(x)    any Contract which provides for, or relates to, the incurrence by Company or any Subsidiary of indebtedness for or the guaranty of borrowed money (including any interest rate or non-U.S. currency swap, cap, collar, hedge or insurance agreements, commodity swaps or options, forwards, or futures or derivatives or futures on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing), other than agreements among direct or indirect wholly owned Company Subsidiaries, deposit account arrangements (other than deposit arrangements characterized as brokered deposits under applicable FDIC regulations) and ordinary course trade payables and accrued expenses;
(xi)    any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership or joint venture material to Company or any of its Subsidiaries;

(xii)    any Contract with a Governmental Entity;
(xiii)    any Contract pursuant to which Company or any of its Subsidiaries is obligated to repurchase any loan agreement, note or borrowing arrangement; or
(xiv)    any other Contract that is material to the business, assets, liabilities, financial condition or results of operations of Company and its Subsidiaries, taken as a whole.
(b)    Company has previously made available to GWBI complete and correct copies of each Contract of the type described in this Section 3.11 which was entered into prior to the date hereof. All Contracts of the type described in this Section 3.11 shall be referred to as “Company Contracts” regardless of whether they were entered into before or after the date hereof.
(c)    All of Company Contracts are valid and in full force and effect (except those which are canceled, rescinded or terminated after the date hereof in accordance with their terms), except where the failure to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect on Company. No Person is challenging the validity or enforceability of any Company Contract, except such challenges which would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries and, to the Knowledge of the Company, none of the other parties thereto, is in breach of any provision of, or committed or failed to perform any act which (with or without notice or lapse of time or both) would constitute a default under the provisions of, any Company Contract, except for those violations and defaults which would not, individually or in the aggregate, have a Material Adverse Effect on Company.
Section 3.12    ERISA.
(a)    Section 3.12(a) of the Company Letter sets forth an accurate and complete list of (i) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (ii) any other material employee benefit plan, program, payroll practice, policy, Contract, trust, understanding or arrangement of any kind, whether written or oral, including any pension, retirement, profit-sharing, thrift, deferred compensation, severance, employment, consulting, change in control, retention, incentive, equity or equity-based compensation, performance, bonus, vacation or holiday pay, sick pay, sick leave, hospitalization or other medical, disability, life, accident or other insurance, or other welfare, retiree welfare or benefit plan, to which either Company or any of its ERISA Affiliates maintains, sponsors, contributes to, is a party, or by which it is bound, or pursuant to which it may be required to make any payment at any time for the benefit of any current or former employee, officer or director (or their beneficiaries), or with respect to which Company or any its ERISA Affiliates, has any current or contingent liability or obligation (“Company Plans”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such Person pursuant to Section 414(b), (c), (m)

or (o) of the Code and the rules and regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the rules and regulations promulgated thereunder.
(b)    With respect to each material Company Plan, to the extent applicable, Company has made available or delivered to GWBI a true and correct copy of (i) the three (3) most recent annual reports (Form 5500) filed with the United States Department of Labor and audited schedules, (ii) the three (3) most recent actuarial reports, (iii) each such Company Plan that has been reduced to writing and all amendments thereto, (iv) each trust, insurance or administrative Contract relating to each such Company Plan, (v) a written summary of each unwritten Company Plan, (vi) the most recent summary plan description and summary of material modifications or other written explanation of each Company Plan provided to participants or beneficiaries, (vii) the most recent determination letter or opinion letter issued by the IRS with respect to any Company Plan intended to be qualified under Section 401(a) of the Code and (viii)  all correspondence with the IRS, the Department of Labor, the SEC or Pension Benefit Guaranty Corporation or any other Governmental Entity relating to any outstanding controversy, investigation or audit. With respect to each plan that is a “multiple employer plan” within the meaning of Section 413(c) of the Code that is subject to the minimum funding standards of Section 412 or 4971 of the Code or Section 302 of ERISA or to Title IV of ERISA (a “Multiple Employer Pension Plan”), Company has made available or delivered to GWBI true and complete copies of all correspondence and other information in Company or any ERISA Affiliate’s possession relating to (i) any anticipated increase in contribution rates with respect to such plan and (ii) the amount for which Company or any ERISA Affiliate is or could be liable under Title IV of ERISA for a total or partial withdrawal as of any date for any reason. Section 3.12(b) of the Company Letter sets forth a true and complete list of the amounts which each of Company and each ERISA Affiliate was required to pay (and if less, the amounts actually paid) to any Multiple Employer Pension Plan with respect to each of the plan years 2011 through 2014. Each Company Plan complies, and has been operated and administered to comply, in all material respects, with its terms and the Employee Retirement Income Security Act of 1974 (“ERISA”), the Code and any other applicable Law. There are no actions, suits or claims (other than routine claims for benefits) pending or, to Company’s Knowledge, threatened involving any Company Plan or the assets of any Company Plan.
(c)    All contributions or payments required to be made to each Company Plan have been timely made and all obligations in respect of each Company Plan have been properly accrued and reflected on Company’s financial statements.
(d)    Except as set forth in Section 3.12(d) of the Company Letter, neither Company nor any of its ERISA Affiliates currently maintains, contributes to or has any liability under or, at any time in the past has maintained, contributed to or had any liability under, a “multiemployer plan” (as defined in Section 3(37) of ERISA).
(e)    Except as set forth in Section 3.12(e) of the Company Letter, with respect to each Multiple Employer Pension Plan, (i) no proceeding has been initiated by any Person to terminate such plan; (ii) there has been no “reportable event” (as such term is defined in Section 4043(b) of ERISA); (iii) no material liability under Title IV or Section 302 of ERISA has been incurred by Company or any of its ERISA Affiliates that has not been satisfied in full, no condition exists that presents a risk to Company or any of its ERISA Affiliates of incurring any such liability and no such liability will become a liability of Company or any of its ERISA Affiliates; (iv) such plan’s benefit liabilities under Section 4001(a)(16) of ERISA do not exceed the current value of such plan’s assets, determined in accordance with the assumptions used for funding the plan pursuant to Section 412 and Section 430 of the Code for the applicable plan year; (v) no plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed year; (vi) each required installment or any other payment required under Section 412 of the Code or Section 303 of ERISA has been made before the applicable due date; (vii) no plan has applied for or received a waiver of the minimum funding standards or an extension of any amortization period within the meaning of Section 412 of the Code or Sections 302 or 303 of ERISA; (viii) there are no funding-based benefit limitations (within the meaning of Section 436 of the Code) currently in effect; (ix) the assets of each such plan are sufficient to satisfy all obligations of the plan if the plan were to terminate as of the date hereof; (x) no event has occurred that would reasonably be expected to result in a complete or partial withdrawal by Company or any of its ERISA Affiliates; and (xi) none of Company or any of its ERISA Affiliates has failed to make a required or disputed contribution.
(f)    With respect to the Company Plans, no event or set of circumstances has occurred and, to Company’s Knowledge, there exists no condition or set of circumstances in connection with which Company or any of its ERISA Affiliates or any Company Plan fiduciary could be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable Law. Each Company Plan, if any, that is intended by its terms to be, or is otherwise treated by Company as, qualified under Section 401(a) of the Code has been the subject of a favorable determination letter from the IRS or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype sponsor, to the effect that such Company Plan is so qualified, and that such Company Plan and the trust related thereto are exempt from federal income Taxes under Section 401(a) and 501(a), respectively, of the Code. To Company’s Knowledge, no event has occurred relating to any such Company Plan that would adversely affect its qualification or materially increase its costs. Each of the Company Plans is subject only to the Laws of the United States or a political subdivision thereof.
(g)    Neither Company nor any of its ERISA Affiliates has any liability or obligation under any Company Plan or otherwise to provide post-employment or retiree benefits to or in respect of any former employee or any other Person other than as specifically required by Section 4980B of the Code, Part 6 of ERISA or other applicable Law. Neither Company nor any of its ERISA Affiliates has any liability of any kind whatsoever, whether known or unknown, direct, indirect, contingent or otherwise, on account of a violation of the health care requirements of Section 4980B or 4980D of the Code or Part 6 or 7 of Subtitle B of Title I of ERISA. With respect to any Company Plan that is an employee welfare benefit plan, no such Company Plan is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code).
(h)    To Company’s Knowledge, there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Company Plan that has occurred that would give rise to liability on the part of Company or any of its ERISA Affiliates, any officer of Company or any of the Company Plans under Section 502(i) of ERISA or Section 4975 of the Code or otherwise and, to the Company’s Knowledge, no breaches of fiduciary duty have occurred which may give rise to liability on the part of Company or any of its ERISA Affiliates under Sections 409 or 502(l) of ERISA or otherwise.
(i)    With respect to each Company Plan that is a “non-qualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (i) the written terms of such Company Plan have at all times since January 1, 2009 been in compliance, in all material respects, with, and (ii) such Company Plan has, at all times while subject to Section 409A of the Code, been operated in all material respects in compliance with Section 409A of the Code, the regulations promulgated thereunder and all applicable guidance thereunder. Neither Company nor any of its Subsidiaries has any obligation to provide any gross-up payment to any individual with respect to any Tax obligation under Section 409A of the Code.
(j)    No amount that could be received, whether in cash or property or the vesting of property, as a result of the Merger or any other transaction contemplated hereby by any employee, officer or director of Company or any of its Affiliates who is a “disqualified individual,” as such term is defined in Treasury Regulation Section 1.280G-1, under any Company Plan, either alone or together with any other event, could be characterized as an “excess parachute payment,” as defined in Section 280G of the Code, or would constitute an “excess parachute payment” if such amount were subject to the provisions of Section 280G of the Code. No Person is entitled to a gross-up payment from Company or any of its Subsidiaries as a result of the imposition of a Tax under Section 4999 of the Code.
(k)    Except as set forth in Section 3.12(k) of the Company Letter, the execution, delivery and performance by Company of this Agreement do not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof (whether alone or in connection with any subsequent other event(s)) will not, (i) entitle any employee, officer or director of Company or any of its Subsidiaries to any severance, transaction bonus, change in control, retention or other payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan or (iii) result in any breach or violation of, or a default under, any Company Plan.

(l)    Company and all of its ERISA Affiliates have at all times reserved the right and power to terminate, suspend, discontinue and amend all Company Plans, including all welfare plans that provide benefits to any retiree or other former employee, and such right and power have been appropriately and satisfactorily communicated to all employees and participants.
Section 3.13    Compliance with Worker Safety and Environmental Laws. Except as set forth in Schedule 3.13, to the Knowledge of Company, the properties (including, without limitation, OREO), assets and operations of Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws, rules and regulations, Orders, permits and licenses relating to public and worker health and safety (collectively, “Worker Safety Laws”) and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or release of hazardous materials (collectively, “Environmental Laws”), except for any violations that would not, individually or in the aggregate, have a Material Adverse Effect on Company. To the Knowledge of Company, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no events, conditions, circumstances, activities, practices, incidents, actions or plans of Company or its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention as would not, individually or in the aggregate, have a Material Adverse Effect on Company. To the actual knowledge of Company, no real estate collateral securing any Company Loan is in violation of any Worker Safety Laws or Environmental Laws.
Section 3.14    Labor Matters.
(a)    Except as set forth in Schedule 3.14, neither Company nor any of its Subsidiaries is a party to, bound by, subject to any collective bargaining agreement or any similar Contract, work rules or practices with any labor union or similar organization. There are no pending or, to the Knowledge of Company, threatened, and have not been at any time in the previous two (2) years any labor strikes, disputes, slowdowns, stoppages or union organizing efforts, except where such strike, dispute, slowdown, work stoppage or union organizing effort would not, individually or in the aggregate, have a Material Adverse Effect on Company. To the Knowledge of Company, Company and Company Bank are in material compliance with all applicable Laws pertaining to employment and employment practices, terms and conditions of employment, employment classification, wages and hours of work (including all state and federal requirements regarding compensation for time worked, maximum hours of work, child labor restrictions, overtime, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), discrimination in employment, affirmative action obligations, equal employment opportunity, immigration and work authorization, leaves, reasonable accommodations, whistleblower, facility closures and layoffs (including the WARN Act), occupational safety and health, workers’ compensation, unemployment compensation, confidentiality, labor relations and collective bargaining, and are not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing. There are no Actions against Company or Company Bank pending, or to Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of Company or Company Bank, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such Action would not, individually or in the aggregate, have a Material Adverse Effect on Company. To Company’s Knowledge, the employment of any terminated former employee of Company or Company Bank has been terminated in compliance with any applicable Contract terms and Laws, and Company does not have any liability under any such Contract or Laws toward any such terminated employee.
(b)    Company and its Subsidiaries are and, during the previous two years, have been in compliance with the requirements of the Workers Adjustment and Retraining Notification Act of 1988 and any applicable analogous state or local Law (including any state Laws relating to plant closings or mass layoffs) (the “WARN Act”) and have no material liabilities or unfulfilled notice obligations pursuant to the WARN Act.
Section 3.15    Intellectual Property.
(a)    Except as set forth in Section 3.15(a) of the Company Letter, or as would not have a Material Adverse Effect on Company, Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, computer software and other tangible and intangible proprietary information and intellectual property rights (collectively, “Intellectual Property Rights”), as are necessary to conduct the business of Company and its Subsidiaries as currently conducted or planned to be conducted by Company and its Subsidiaries. To the Knowledge of Company, neither Company nor its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party. To the Knowledge of Company, no third party infringes, misappropriates or violates, in any material respect, any Intellectual Property Rights owned or exclusively licensed by or to Company or its Subsidiaries.
(b)    Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in Section 3.15(b) of the Company Letter, as of the date of this Agreement, there are no Actions pending or, to the Knowledge of Company, threatened that challenge or question the Intellectual Property Rights of Company or its Subsidiaries.
Section 3.16    Properties and Assets.

(a)    Section 3.16 of the Company Letter contains a description of each real property owned by Company or any of its Subsidiaries (including OREO), showing the record title holder, permanent index (tax) number and common addresses (the “Owned Properties”).
(b)    The Owned Properties and the properties leased by Company or its Subsidiaries pursuant to the Contracts set forth in paragraph (iv) of Section 3.11(a) of the Company Letter constitute all of the real estate on which Company and its Subsidiaries maintain their facilities or conduct their business or otherwise own.
(c)    Company, directly or through its Subsidiaries, has good and marketable title to or, in the case of leased property and leased tangible assets, a valid leasehold interest in, all of Company’s and its Subsidiaries’ real properties and other material tangible assets, free and clear of all Liens, except those Liens for Taxes not yet due and payable and such other Liens or minor imperfections of title, if any, that do not materially detract from the value or materially interfere with the present use of the affected property or asset. Such properties and assets, together with all properties and assets held by Company and its Subsidiaries under leases or licenses and all Intellectual Property Rights held by Company and its Subsidiaries, include all tangible and intangible property, assets, Contracts and rights necessary or required for the operation of the business of Company and its Subsidiaries as presently conducted.
Section 3.17    Company Loans.
(a)    Each loan agreement, note or borrowing arrangement, including portions of outstanding lines of credit, loan commitments and any other contingent exposures (such as letters of credit), on Company’s or any of its Subsidiaries’ books and records (collectively, the “Company Loans”), (i) was made and has been serviced in accordance with Company’s or any of its Subsidiaries’ lending standards in the ordinary course of business in all material respects; (ii) is evidenced by appropriate and sufficient documentation; (iii) to the extent underwritten as secured, has been secured by valid Liens which have been perfected and provide Company Bank with its anticipated priority as a secured lender; and (iv) constitutes, to the Knowledge of Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms in all material respects (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and is in full force and effect. Company and each of its Subsidiaries have previously made available to GWBI complete and correct copies of their respective lending policies. The loan agreements and lending policies of Company and its Subsidiaries are in compliance in all material respects with all applicable Laws. Each Company Loan has been solicited and originated, and is currently serviced, in accordance in all material respects with all applicable Laws.
(b)    Section 3.17(b) of the Company Letter discloses as of September 30, 2015: (i) any Company Loan under the terms of which the obligor is more than 30 days delinquent in payment of principal or interest, or to the knowledge of Company, in default of any other provision thereof (each a “Delinquent Loan”); (ii) each Company Loan which has been classified as “other loans specially mentioned,” “classified,” “criticized,” “substandard,” “doubtful,” “credit risk assets,” “watch list assets” or “loss” (or words of similar import) by Company, any of its Subsidiaries or Governmental Entity (the “Classified Loans”); (iii) a listing of the real estate owned, acquired by foreclosure or by deed-in-lieu thereof or in the process of being so acquired, including the book value thereof (the “OREO”); (iv) each item of personal property acquired from Company Loan customers; and (v) each Company Loan with any Related Person. All Company Loans which are classified as loans to insiders under Regulation O have been made by Company or any of its Subsidiaries in an arms-length manner made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons and do not involve more than normal risk of collectability or present other unfavorable features in comparison to Company’s other loans, and are otherwise in compliance with the requirements of Regulation O.
(c)    Company shall promptly after the end of each month after the date hereof and immediately prior to Closing inform GWBI of the amount of Delinquent Loans and Company Loans subject to each type of classification of the Classified Loans as of the end of such month.
(d)    Set forth on Section 3.17(d) of the Company Letter is a complete and accurate list, as of September 30, 2015, of all Company Loans which are subject to any purchased or sold participation or any similar Contract, including a description of each such participation or Contract, and all Contracts relating thereto have been made available to GWBI (collectively, the “Participation Contracts”).
(e)    Set forth on Section 3.17(e) of the Company Letter is a complete and accurate list, as of September 30, 2015, of all Company Loans which are not serviced by Company, including a description of each Contract relating to such servicing (collectively, the “Servicing Contracts”).
(f)    Company has made available to GWBI true and correct copies of the loan files related to Company Loans. Such files contain, in all material respects, all of the documents and instruments relating to Company Loans.
(g)    All payments made on Company Loans have been and will be properly credited to the respective Company Loan.
(h)    The allowances for loan losses reflected in the consolidated financial statements included in the Company SEC Documents were established in accordance with the requirements of GAAP, consistently applied with Company’s past practice and to the Knowledge of Company, adequately provide, in all material respects, for possible losses on loans (including accrued interest receivable) and credit commitments (including stand-by letters of credit) outstanding as of the respective dates of such financial statements. All charge-offs, write-downs and valuations of other real estate owned reflected in such financial statements were established in accordance with the requirements of GAAP, consistently applied with Company’s past practice and properly reflect the loss incurred on Company Loans (including accrual interest receivable) outstanding as of the respective dates of such financial statements.
(i)    As to each Company Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration (“USSBA”) or any other Governmental Entity, to the Knowledge of Company, such guaranty is in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any breach, default or forfeiture of rights under such guaranty, or require the consent, approval, or act of, or the making of any filing with, any Governmental Entity. Section 3.17(i) of the Company Letter sets forth each exception to USSBA requirements of any such Company Loan, except for such exceptions which have not had, and would not reasonably be expected to have, a Material Adverse Effect on Company, and the most recent USSBA report with respect to Company Loans in liquidation status.
Section 3.18    Deposits.
(a)    Section 3.18 of the Company Letter sets forth a complete and accurate list, as of September 30, 2015 of all Company Bank deposits (the “Company Deposits”).
(b)    Company Deposits were solicited, opened, extended or made and have been maintained and currently exist in compliance, in all material respects, with all applicable requirements of Laws.
(c)    The agreements relating to Company Deposits are in compliance, in all material respects, with all applicable Laws.
(d)    Company Deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by Law. To the Knowledge of Company, there is no action by the FDIC to terminate Company Bank’s deposit insurance. Company Bank has paid all premiums and assessments and has duly, timely and accurately filed all reports required to be paid or filed by it with the FDIC or any other applicable bank regulatory authority.
(e)    Except as set forth in Section 3.18(e) of the Company Letter, none of Company Deposits are subject to or were acquired through the Certificate of Deposit Account Registry Service (“CDARS Deposits”) or similar pass-through FDIC insured product.
(f)    Company Bank has posted debit card transactions, including point of sale and ATM transactions, checks and any other form of transfer to the accounts of its customers in chronological or “real time” order as the transactions were presented to Company Bank and such posting order has been used by Company Bank since no later than June 30, 2012.

Section 3.19    Investment Portfolio.
(a)    Section 3.19(a) of the Company Letter sets forth a true and complete list as of September 30, 2015, of all investments owned by Company or any of its Subsidiaries (collectively, the “Investments”), including (a) the fair market value of each such investment as passed upon by an independent third-party valuation agency, (b) the rating, if any, of each such investment as passed upon by the ratings agency of Standard & Poor’s or Moody’s Investor Service.
(b)    Except as set forth in Section 3.19(b) of the Company Letter, Company Bank owns the Investments free and clear of any Lien.
(c)    Company shall promptly after the end of each month after the date hereof and immediately prior to Closing deliver to GWBI a notice setting forth any change to Section 3.19(a) or Section 3.19(b) of the Company Letter during the immediately preceding month.
Section 3.20    Interest Rate Risk Management Instruments. Except as set forth in Section 3.20 of the Company Letter or as disclosed in the Company SEC Documents, neither Company nor any of its Subsidiaries has entered into or is subject to an interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements or any other derivative instruments, including without limitation, currency, commodity, futures and options (collectively, “Interest Rate Instruments”), whether entered into for the account of Company or any of its Subsidiaries or for the account of any customer of Company or any of Company’s Subsidiaries. All such Interest Rate Investments have been entered into in accordance with applicable Law. All Interest Rate Instruments are set forth in Section 3.20 of the Company Letter.
Section 3.21    Other Activities.
(a)    To the actual knowledge of Company, and except with respect to the wealth management business line of Company Bank, neither Company, any of its Subsidiaries nor any of their respective current or former directors, officers or employees serves or has served in a fiduciary capacity, including as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, with respect to any account held by Company or any of its Subsidiaries.
(b)    With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to repurchase by the seller, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first Lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date hereof, the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c)    Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act (12 U.S.C. 2901 et. seq.) and Company is not aware of, and none of Company or any of its Subsidiaries has been advised of, or has any reason to believe that any facts or circumstances exist, which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and the regulations promulgated thereunder, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “satisfactory”; or (ii) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and the regulations promulgated thereunder (the “USA PATRIOT Act”), any sanctions regimes administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable data privacy, safeguarding, and breach notice requirements for customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Company Bank pursuant to 12 C.F.R. Part 364. Furthermore, the Board of Directors of Company Bank and each other Company Subsidiary has adopted and Company Bank and each other Company Subsidiary has implemented (i) an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act, (ii) an OFAC sanctions compliance program, and (iii) a data privacy and safeguarding program under applicable federal requirements.
(d)    Section 3.21(d) of the Company Letter sets forth the lines of business engaged in by each Subsidiary of Company. Each Subsidiary of Company has all necessary permits with respect to the lines of business of such Subsidiary, except to the extent the failure to have any such Permit would not materially and adversely affect such Subsidiary’s ability to engage in such business. Except as set forth in Section 3.21(d) of the Company Letter, none of Company, any of its Subsidiaries or their respective directors, officers or employees is required to be registered, licensed or authorized under any applicable Laws or industry requirements as an investment adviser, a broker or dealer, an insurance or mortgage agent, agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, a sales person, a real-estate agent or in any similar capacity with a Governmental Entity or industry regulator.
Section 3.22    Transactions with Affiliates. Except as set forth in Section 3.22 of the Company Letter or the Company SEC Documents, there are no outstanding loan amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any Related Person or employee of Company or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Company or any of its Subsidiaries. All Contracts between Company and any of its Affiliates, or any Related Persons or employees, comply, to the extent applicable, with Regulations O and W.
Section 3.23    Approvals. To the actual knowledge of Company, there is no reason relating to Company or any of its Subsidiaries why the Specific Requisite Regulatory Approvals shall not be obtained in a prompt and timely manner.
Section 3.24    Insurance. Company has made available to GWBI prior to the date of this Agreement copies of all insurance policies which are maintained by Company or any of its Subsidiaries or which names Company or its Subsidiaries as an insured (or loss payee), including those which pertain to Company’s or any of its Subsidiaries’ assets, employees or operations. All such insurance policies are in full force and effect and all premiums due thereunder have been paid. Neither Company nor any of its Subsidiaries has received notice of cancellation or default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction or material premium increase with respect to any such policy. Neither Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy. There is no material claim by Company or any of its Subsidiaries pending under any such insurance policy covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and any of its Subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Company has given all required notices under each such policy to the applicable underwriter (or underwriter’s representative).
Section 3.25    Opinion of Financial Advisor. Company has received the opinion of Piper Jaffray & Co. to the effect that, as of the date hereof, the Merger Consideration is fair to Company’s stockholders from a financial point of view, a copy of which opinion has been delivered to GWBI.
Section 3.26    State Takeover Statutes; Certain Charter Provisions. Company has taken all action (including appropriate approvals of the Board of Directors of Company) necessary to exempt GWBI, its Subsidiaries and Affiliates, the Merger, the Bank Merger, this Agreement, the Stockholder Voting Agreements and the transactions contemplated hereby and thereby from the requirements of any “fair price,” “business combination,” “moratorium,” “control share acquisition” statute or other similar anti-takeover Law, or any takeover provision in Company Certificate of Incorporation or Company Bylaws.
Section 3.27    Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is required to approve and adopt this Agreement. No other vote of the stockholders of

Company (“Company Stockholders”) is required by Law, Company Certificate of Incorporation, Company Bylaws or otherwise in order for Company to consummate the Merger and the transactions contemplated hereby.
Section 3.28    Appraisal Rights. Company Stockholders will, subject to their compliance with the requirements of applicable Law, be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger and the other transactions contemplated hereby and Company shall comply with such Laws.
Section 3.29    Brokers. No broker, investment banker or other Person, other than Piper Jaffray & Co., the fees and expenses of which will be paid by Company (as reflected in an agreement between Piper Jaffray & Co. and Company, dated July 8, 2015, a copy of which has been furnished to GWBI), is entitled to any broker’s, finder’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company, Company Bank or any of their respective Subsidiaries.
Section 3.30    Mortgage Servicing Business. Except as set forth on Section 3.30 of the Company Letter, Company has had no external audits of its, or its Subsidiaries’ mortgage servicing business since June 30, 2012.
ARTICLE IV
COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 4.1    1Conduct of Business Pending the Merger.
(k)    Except as expressly permitted by clauses (i) through (xvii) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and use its best efforts to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section 4.1 of the Company Letter, or in the ordinary course of business consistent with past practice, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of GWBI:
(ii)    (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, other than dividends or distributions from Company’s Subsidiaries to Company, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of Company or its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire, any such shares or other securities, provided, however, that Company shall not be prohibited from continuing to declare and pay its usual and customary cash dividend to its stockholders in amounts and at times consistent with past practice;
(iii)    authorize for issuance, issue, deliver, sell, pledge, dispose of, grant, transfer or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities, equity equivalent or convertible or exchangeable securities, other than the issuance of shares of Company Common Stock upon the exercise of Stock Appreciation Rights outstanding on the date of this Agreement, in each case, in accordance with their current terms and Section 1.4(d);
(iv)    amend any of its Organizational Documents or alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of Company or any of its Subsidiaries;
(v)    materially change its interest rate or fee pricing policies with respect to Company Deposits or Company Loans except in situations where Company or Company Bank determines doing so is reasonably necessary to help retain a customer relationship that, due to competitive market factors or the announcement of this Agreement, may not otherwise be retained subject to restrictions as outlined below in Sections 4.1(a)(v), (vi) and (vii);
(vi)    amend, terminate, waive or modify any of the terms of any Company Loan or Company Deposit in excess of $250,000 except in the ordinary course of business consistent with past practice and applicable Company Bank policies;
(vii)    (A) enter into any new line of business or product marketing campaign which is inconsistent with past practices with regard to pricing, amend, modify or waive its lending, mortgage servicing process, investment, underwriting, risk and asset liability management, loan, personnel, risk management or other banking and operating policies, (B) make any underwriting exceptions in making or renewing any consumer loans, except as required by applicable Laws and in compliance with existing Company policies and procedures, (C) introduce any new loan or credit products or (D) make any of Company Deposits into new account CDARS Deposits.
(viii)    enter into or approve any Company Loan or a group of related Company Loans (including a Person’s total direct and indirect liability to Company) in excess of

$1,000,000 in the aggregate, or enter into or approve any renewal of any existing Company Loan or group of related Company Loans (including a Person’s total direct and indirect liability to Company) in excess of $1,500,000 in the aggregate;
(ix)    subject to clauses (iv), (v), (vi) and (vii) above, fail to make additional extensions of credit in the ordinary course of business consistent with past practices (subject to Company’s customary credit qualifications and underwriting practices);
(x)    (A) purchase or invest in any securities or other investments other than United States Treasury securities with a maturity of two (2) years or less, or (B) sell any securities or other Investment with a value as shown on the books of Company of $2,500,000 or greater;
(xi)    close, sell, consolidate, or relocate any of Company Bank’s branches;
(xii)    make any material change, except those required to maintain integrity of the systems or to protect against cyber-attacks (the aggregate cost of which is not to exceed $100,000) in any information technology system utilized by Company or any of its Subsidiaries;
(xiii)    (A) acquire or agree to acquire by merging or consolidating with, by purchasing a substantial portion of the assets of or equity in or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire, or agree to acquire, any assets other than assets acquired in the ordinary course of business consistent with past practice and not material to Company and its Subsidiaries, taken as a whole or (B) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $25,000 or, in the aggregate, are in excess of $100,000;
(xiv)    sell, transfer, lease, license (as licensor of Intellectual Property Rights of Company or its Subsidiaries), mortgage, encumber or otherwise dispose of any of its properties or assets, other than in the ordinary course of business consistent with past practice and not material to Company and its Subsidiaries, taken as a whole;
(xv)    acquire, lease (as lessee) or sell or lease (as lessor) any real property other than the disposition of OREO in the ordinary course of business consistent with past practice
(xvi)    (A) incur, assume or modify any indebtedness for borrowed money, guarantee, endorse or otherwise become liable or responsible for (whether directly, contingently or otherwise) any such indebtedness or other obligations of another Person or make any loans or advances (other than Company Loans) or capital contributions to, any other Person, other than indebtedness, loans, advances, capital contributions and investments between Company and its Subsidiaries and other than borrowings by

Company Bank from the Federal Home Loan Bank of Des Moines, Iowa with maturities not exceeding three months, in each case in the ordinary course of business consistent with past practice, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or its Subsidiaries, (C) enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or (D) enter into any arrangement having the economic effect of any of the foregoing;
(xvii)    except as required to implement the transactions contemplated by this Agreement, pursuant to existing agreements with Company officers or employees or as contemplated by Section 5.11(d), (A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any compensation or benefits payable or to become payable to its directors, officers or employees, including any increase or change pursuant to any Company Plan, except in a manner which is consistent with Company’s normal and customary past practices or as required by Law or (B) or establish, adopt, enter into, amend or take action to enhance or accelerate any rights or benefits under (or promise to take any such action(s)) any agreement, plan or arrangement that would constitute a Company Plan if it were in existence on the date hereof, in either case except as required by Law or by any written Contract or any Company Plan in existence on the date hereof;
(xviii)    terminate without Cause the employment of or hire any employee whose annual compensation exceeded or is reasonably expected to exceed $60,000 annually;
(xix)    knowingly violate or knowingly fail to perform any obligation or duty imposed upon Company or its Subsidiaries by any applicable Law;
(xx)    make or adopt any change to its (A) credit, loan or risk policies; (B) methodology for determining its allowance for loan and lease losses (except as may be required by any Law or any directive of any Governmental Entity); or (C) its accounting methods, practices, or policies (other than actions required to be taken by GAAP);
(xxi)    make any material change in internal control over financial reporting;
(xxii)    fail to ensure that the charge-offs, write-downs and OREO and other Owned Property valuations established on Company’s or any of its Subsidiaries’ books and records between the date hereof and the Closing Date will be established in accordance with the requirements of GAAP, consistently applied to Company’s and its Subsidiaries’ past practice, and will properly reflect the losses incurred on outstanding Company Loans (including accrual interest receivable);
(xxiii)    prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods, except as required by Law, settle or compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, or request any ruling or similar guidance with respect to Taxes;
(xxiv)    (A) enter into, amend, modify or terminate any Company Contract, (B) waive, release or assign any rights under any Company Contract or (C) enter into, renew, or become subject to any Interest Rate Instrument whether for the account of Company or any of its Subsidiaries or any of their respective customers;
(xxv)    enter into or amend any Contract (A) that would, after the Effective Time, restrict GWBI or any of its Subsidiaries (including Company and its Subsidiaries) with respect to engaging in any line of business or in any geographical area or (B) that contains exclusivity, most favored nation pricing or other provisions or non-solicitation provisions;
(xxvi)    waive or release any material right or claim or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice and applicable Company Bank policies or in accordance with their terms, of liabilities reflected or reserved against in the most recent Company SEC Documents filed prior to the date hereof or incurred in the ordinary course of business consistent with past practice;
(xxvii)    initiate, settle or compromise any Action;
(xxviii)    enter into any agreement or arrangement that would be required to be reported by Company pursuant to Item 404 of Regulation S-K promulgated by the SEC;
(xxix)    except for actions or omissions otherwise permitted by this Agreement, take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement; or
(xxx)    authorize, recommend, propose or announce an intention to do any of the foregoing or enter into any Contract to do any of the foregoing.
Section 4.2    No Solicitation.
(c)    From the date hereof until the earlier of the Effective Time or the date on which this Agreement is terminated in accordance with the terms hereof, Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of Company or any of its Subsidiaries, or any financial advisor, attorney or other advisor or representative (“Representatives”) of Company or any of its Subsidiaries, to, directly or indirectly (i) solicit, initiate or knowingly facilitate, induce or encourage the submission of any Takeover Proposal (as hereinafter defined) or any proposal that could reasonably be expected to lead to a Takeover Proposal, (ii) enter into any letter of intent, agreement in principle or Contract providing for, relating to or in connection with, any Takeover Proposal or any proposal that could reasonably be expected to lead to a Takeover Proposal, (iii) enter into, continue or otherwise participate in any discussions or negotiations with any Third Party with respect to any Takeover Proposal or (iv) furnish to any Third Party any information regarding Company or its Subsidiaries, or afford access to the properties, books and records of Company or its Subsidiaries, to any Third Party in connection with or in response to any Takeover Proposal; provided, however, that prior to the Stockholder Meeting, nothing contained in this Agreement shall prevent Company or its Board of Directors from taking any of the actions described in clauses (iii) and (iv) above in response to any unsolicited bona fide written Takeover Proposal by such Third Party, if and only to the extent that, (1), in the reasonable good faith judgment of the Board of Directors of Company, after consultation with outside financial and legal advisors, (1) such Takeover Proposal would reasonably be expected to lead to a Superior Proposal, (2) the failure to take such action would reasonably be expected to violate the fiduciary duties of the Board of Directors of Company to Company’s stockholders under applicable Law, (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Third Party, the Board of Directors of Company receives from such Third Party an executed confidentiality agreement (an “Acceptable Confidentiality Agreement”) that is substantially equivalent to the Confidentiality Agreement between Company and GWBI, (4) Company shall have provided to GWBI in accordance with Section 4.2(b) all materials and information required under Section 4.2(b) to be delivered by Company to GWBI and (5) Company shall have fully complied with this Section 4.2.
(d)    Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Takeover Proposal, or any written request for information regarding Company or any of its Subsidiaries in connection with a Takeover Proposal or any inquiry with respect to, or which could reasonably be expected to lead to, any Takeover Proposal, advise GWBI orally and in writing of such Takeover Proposal or request, including providing the identity of the Third Party making or submitting such Takeover Proposal or request, and (i) if it is in writing, a copy of such Takeover Proposal and any related draft agreements and other written material setting forth the material terms and conditions of such Takeover Proposal and (ii) if oral, a reasonably detailed written summary thereof, including the identity of such Third Party. Company shall keep GWBI informed in all material respects on a prompt basis of the status and details of any such Takeover Proposal or with respect to any change to the material terms of any such Takeover Proposal. Company agrees that it shall, prior to or concurrent with the time it is provided to any Third Parties, provide to GWBI any non-public information concerning Company and its Subsidiaries that Company provides to any Third Party in connection with any Takeover Proposal which was not previously provided to GWBI.

(e)    Neither the Board of Directors of Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to GWBI), the approval, recommendation to the holders of Company Common Stock to adopt this Agreement or declaration of advisability by such Board of Directors or any such committee thereof, of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose to recommend, adopt or approve, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose to approve or recommend, or allow Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract constituting, related to or in connection with, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 4.2(a)) or which is intended to or which could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement.
(f)    Notwithstanding Section 4.2(c), at any time prior to the approval and adoption of this Agreement by the holders of Company Common Stock at the Stockholder Meeting, the Board of Directors of Company may make a Company Adverse Recommendation Change in response to a Superior Proposal made after the date hereof and which shall not have been withdrawn if such Board of Directors determines in good faith (after consultation with outside counsel and its outside financial advisor) that the failure to do so would reasonably be expected to violate the fiduciary duties of the Board of Directors of Company to the stockholders of Company under applicable Law; provided, however, that (i) no such Company Adverse Recommendation Change may be made if Company failed to comply with this Section 4.2, (ii) no such Company Adverse Recommendation Change shall be made until after the third (3rd) Business Day following GWBI’s receipt of written notice (a “Notice of Adverse Recommendation”) from Company advising GWBI that the Board of Directors of Company intends to take such action and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed action by the Board of Directors of Company (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a new three (3) Business Day period), identifying the Person making such proposal and providing copies of any agreements intended to effect such Superior Proposal and representing that Company has complied with this Section 4.2, (iii) during such three (3) Business Day period, Company and its advisors shall negotiate with GWBI in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Board of Directors of Company to proceed with its recommendation of this Agreement and not make a Company Adverse Recommendation Change, and (iv) the Board of Directors of Company shall not make a Company Adverse Recommendation Change if, prior to the expiration of such three (3) Business Day period, GWBI makes a proposal to adjust the terms and conditions of this Agreement that Company’s Board of Directors determines in good faith (after consultation with its financial advisors) to be at least as favorable as the Superior Proposal after giving effect to, among other things, the payment of the Termination Fee.
(g)    Nothing in this Section 4.2 shall prohibit the Board of Directors of Company from taking and disclosing to Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act so long as such disclosure is limited to (i) a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, (ii) an express rejection of an applicable Takeover Proposal or (iii) an express reaffirmation of Company Recommendation; provided, however, that any action that constitutes a Company Adverse Recommendation Change may only be made in compliance with Section 4.2(d).
(h)    For purposes of this Agreement:
(ii)    “Acquisition Transaction” means any transaction or series of related transactions other than the Merger and the Bank Merger involving: (A) any acquisition or purchase from Company by any Third Party of more than a 5% interest in the total outstanding voting securities of Company or any of its Subsidiaries; (B) any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning 5% or more of the total outstanding voting securities of Company or any of its Subsidiaries; (C) any merger, consolidation, business combination, recapitalization or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less than 95% of the equity interests in the surviving or resulting entity of such transaction in substantially the same proportion as prior to such transaction; (D) any sale, lease, exchange, transfer, license, acquisition or disposition of more than 5% of the assets (based on the fair market value thereof) of Company or any of its Subsidiaries; or (E) any liquidation or dissolution of Company or any of its Subsidiaries;
(iii)    “Superior Proposal” means an unsolicited, bona fide written Takeover Proposal to acquire more than (A) 50% of the outstanding voting securities of Company or (B) 50% of the consolidated assets of Company and its Subsidiaries, in either case on terms that, in the reasonable good faith judgment of the Board of Directors of Company, after consultation with its outside financial advisors and its outside legal counsel, taking into account relevant legal, financial and regulatory aspects of the proposal, the Termination Fee, the identity of the Third Party making such proposal and the conditions for completion of such proposal is more favorable, from a financial point of view, to the stockholders of Company than the Merger, taking into account all of the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement proposed by GWBI in response to such proposal or otherwise);
(iv)    “Third Party” means any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) other than GWBI and its Affiliates;

(v)    “Takeover Proposal” means any inquiry, offer or proposal by a Third Party relating to any Acquisition Transaction; and
(vi)    “Termination Fee” means an amount equal to $5,000,000.
Section 4.3    Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, Company shall not terminate, amend, modify or waive any provision of any confidentiality agreement relating to a Takeover Proposal or standstill agreement to which Company or its Subsidiaries is a party (other than any agreement involving GWBI). During such period, Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.1    Form S-4; Proxy Statement/Prospectus; NYSE Listing.
(i)    As promptly as practicable following the date of this Agreement, (i) Company and GWBI shall jointly prepare the Proxy Statement/Prospectus in preliminary form and (ii) GWBI shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Proxy Statement/Prospectus approved by GWBI and Company (together with all amendments thereto, the “Form S-4”) (in which the Proxy Statement/Prospectus will be included as a prospectus) relating to the registration of the shares of GWBI Common Stock to be issued to Company Stockholders pursuant to the Merger. The Proxy Statement/Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.
(j)    Each of GWBI and Company shall use its reasonable best efforts to have the Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Merger. Each of GWBI and Company shall promptly furnish all information concerning it or its stockholders to the other, and provide such other assistance, in each case, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus. Each of GWBI and Company shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus and the Form S-4 received by such party from the SEC, including any request from the SEC for amendments or supplements to the Proxy Statement/ Prospectus and the Form S-4, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.

Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of GWBI and Company (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response which in any event must be approved by GWBI), and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. Each of GWBI and Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of GWBI Common Stock for offering or sale in any jurisdiction, and each of GWBI and Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. GWBI and Company shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the DGCL and the rules of the NYSE and NASDAQ, in connection with the filing and distribution of the Proxy Statement/Prospectus and the Form S-4, and the solicitation of proxies from Company Stockholders.
(k)    GWBI shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of the NYSE and the SEC to enable the listing of shares of GWBI Common Stock on the NYSE no later than the Effective Time, subject to official notice of issuance. GWBI shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall GWBI be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).
(l)    Each of GWBI and Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of GWBI, Company or any of their respective Subsidiaries to the NYSE, NASDAQ or any Governmental Entity (including the Form S-4 and the Proxy Statement/Prospectus) in connection with the Merger and the other transactions contemplated by this Agreement. In addition, each of GWBI and Company will use its reasonable best efforts to (i) provide interim financial statements (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by such party’s independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause such party’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements included in the Form S-4, and (iv) provide information concerning such party necessary to enable GWBI and Company to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit GWBI to prepare the Form S-4. Notwithstanding the foregoing and except as required by applicable Law, neither party shall furnish any information that is the subject of any confidentiality agreement with any third party (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that the withholding party shall use reasonable best efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).
(m)    If at any time prior to the date upon which the stockholder approval of the Company Stockholders is obtained, any information relating to either Company or GWBI, or any of their respective Affiliates, officers or directors, should be discovered by Company or GWBI that should be set forth in an amendment or supplement to either of the Form S-4 or the Proxy Statement/ Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of Company.
Section 5.2    Stockholder Meeting. Company, as soon as practicable following the effectiveness of the S-4 and receipt of the Specified Requisite Regulatory Approvals, shall, in consultation with GWBI, duly call, give notice of, convene and hold a meeting (including the Prospectus and Proxy Statement) of stockholders of Company (the “Stockholder Meeting”) for the purpose of considering the approval and adoption of this Agreement. Company shall, except to the extent that Company has made a Company Adverse Recommendation Change in compliance with Section 4.2(d), through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger (the “Company Recommendation”), and shall use reasonable best efforts to solicit such approval and adoption by its stockholders, and such Board of Directors or committee thereof shall not withhold, withdraw, qualify, amend or modify in a manner adverse to GWBI Company Recommendation or its declaration that this Agreement and the Merger are advisable and fair to and in the best interests of Company and its stockholders or resolve or propose to do any of the foregoing.
Section 5.3    Access to Information.
(g)    (i) Company shall, and shall cause its Subsidiaries to, afford the officers, employees and authorized representatives of GWBI (including independent public accountants, attorneys and environmental consultants) access upon reasonable notice, during normal business hours, to the employees, vendors, service providers and properties of Company and its Subsidiaries and physical and electronic access to and copies of all the books, records, contracts, documents, data reports and other information in each case relating to Company, its Subsidiaries or the employees of Company and its Subsidiaries, and shall furnish to GWBI and its authorized agents and representatives such additional information and access relating to Company, its Subsidiaries and the employees of Company or its Subsidiaries as GWBI may reasonably request. Company shall cause its and Company’s and its Subsidiaries’ personnel to provide reasonable assistance to GWBI in GWBI’s investigation of matters relating to Company, its Subsidiaries and the employees of Company and its Subsidiaries; provided such assistance does not unreasonably interfere with such personnel’s job duties. Further, GWBI and its authorized agents and representatives (including its environmental consultants) shall be given access, at such reasonable times as agreed to by the parties, to the real property owned by Company and its Subsidiaries and Company’s and its Subsidiaries’ data processing facilities for all reasonable purposes, including, without limitation, conducting, at GWBI’s option and sole cost and expense, Phase I environmental site assessments of such real property. No investigation made by GWBI or its representatives hereunder shall affect the representations and warranties of Company hereunder.
(ii)    Company shall use its best efforts to arrange and provide opportunities for GWBI representatives to attend meetings of Company Bank with customers of Company Bank (i) who are the Company Bank’s top fifty (measured by assets under management) wealth management clients; or (ii) whose deposit or customer relationship with Company Bank constitutes one of Company Bank’s fifty largest deposit or loan concentrations (other than through loan participations), as the case may be.
(h)    Between the date of this Agreement and the Closing Date and subject to Section 4.1(a)(vii), Company shall participate on a bi-weekly basis in a conference telephone call with GWBI to discuss all approvals of each commercial customer relationship (defined as the total of any Person’s total direct and indirect liability to Company) with an aggregate original principal amount above $250,000 made during the previous two weeks.
(i)    GWBI and Company shall mutually agree on a weekly date and time (or more frequently, if needed) to review and discuss applications for Company Loans exceeding the thresholds set forth in Section 4.1(a)(v).
(j)    With respect to Company Loans, between the date of this Agreement and the Closing Date, Company shall provide to GWBI on a monthly basis no later than seven (7) Business Days following the end of any given month, a report describing in reasonable detail (i) any Company Loans which become Delinquent Loans or Classified Loans or any changes in the status of any Delinquent Loans, Classified Loans, restructured loans and such other loans as GWBI may identify, including accrual classification, performance status and any charge-offs or recoveries, (ii) any deficiency or shortfall in the escrow account for any Company Loan, (iii) an updated calculation of Company Bank’s allowance for loan and lease losses, together with such supporting documentation as is necessary for GWBI to determine the accuracy and adequacy of such allowance; (iv) details of all letters of credit issued by Company or its subsidiaries, including any changes in amounts outstanding under such letters of credit, in each case during the immediately preceding month, (v) any credit reserves, charge-offs, activity (including additions, sales, and revaluations) on Company OREO and other personal property owned, and any Company Loan that is reclassified; and (vi) a report setting forth any exceptions from Company Bank’s loan policies with respect to each Company Loan with a principal balance in excess of $250,000.
(k)    With respect to the Investments, between the date of this Agreement and the Closing Date, Company shall provide to GWBI on a monthly basis no later than seven (7) Business Days following the end of any given month, a complete and accurate list of all Investments as of the last day of the immediately preceding month together with the fair market value thereof as of such date, in each case as determined by an independent qualified third party that is not a Related Person.
(l)    Company shall provide GWBI with a written report within seven (7) Business Days after the end of each month with respect to each item of high volatility commercial real estate.
(m)    All information obtained pursuant to this Section 5.3 shall be kept confidential in accordance with the Confidentiality Agreement, dated July 15, 2015, between GWBI and Company (the “Confidentiality Agreement”).
Section 5.4    Fees and Expenses.
(a)    Except as provided in this Section 5.4 and in Section 5.7, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.
(b)    Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by GWBI pursuant to Section 7.1(b), or by Company or GWBI pursuant to Section 7.1(d) and a Superior Proposal existed between the date hereof and the date of the termination of this Agreement, (ii) by Company or GWBI pursuant to Section 7.1(e), or (iii) by GWBI pursuant to Section 7.1(b) or Section 7.1(f), then, in each case, Company shall (without prejudice to any other rights GWBI may have against Company for breach of this Agreement) reimburse GWBI upon demand (which demand shall be reasonably documented) by wire transfer of immediately available funds to an account specified in writing by GWBI for all reasonable out-of-pocket fees and expenses incurred or paid by or on behalf of GWBI or any Affiliate of GWBI in connection with this Agreement and the transactions contemplated herein, including all fees and expenses of counsel, investment banking firms, accountants and consultants, up to a maximum amount of $1,000,000.
(c)    Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated (i) by Company or GWBI pursuant to Section 7.1(d)(i) or Section 7.1(e) and a Takeover Proposal existed between the date hereof and the date of the termination of this

Agreement and, concurrently with or within twelve months after any such termination an Acquisition Transaction is consummated or Company or its Subsidiaries shall enter into any letter of intent, agreement in principle or Contract with respect to an Acquisition Transaction, (ii) by GWBI pursuant to Section 7.1(f), or (iii) by Company pursuant to Section 7.1(g), then, in each case, Company shall (in addition to any obligation under Section 5.4(b)) pay to GWBI the Termination Fee by wire transfer of immediately available funds to an account specified in writing by GWBI, such payment to be made promptly, but in no event later than (x) in the case of clause (i), the earlier to occur of such an Acquisition Transaction and the entry into such letter of intent, agreement in principle or Contract with respect to an Acquisition Transaction, (y) in the case of clause (ii), on the first Business Day following such termination, or (z) in the case of clause (iii), prior to and as a condition to, such termination.
(d)    Company acknowledges that the agreements contained in this Section 5.4 are an integral part of the transactions contemplated by this Agreement and that without these agreements GWBI would not enter into this Agreement. Accordingly, if Company fails to promptly pay any amount due pursuant to this Section 5.4 and, in order to obtain any such payment GWBI commences a suit which results in a judgment against Company for any of the amounts set forth in this Section 5.4, Company shall pay to GWBI its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amounts due pursuant to this Section 5.4 at the prime rate of JPMorgan Chase Bank, N.A. in effect on the date such payment was required to be made. The amount payable by Company to GWBI pursuant to this Section 5.4 constitutes liquidated damages and not a penalty and shall be the sole and exclusive remedy of GWBI with respect to a termination listed in this Section 5.4.
Section 5.5    Reasonable Best Efforts.
(g)    Upon the terms and subject to the conditions set forth in this Agreement, each of GWBI and Company agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, the Bank Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, Orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings with Governmental Entities (the “Requisite Regulatory Approvals”); (iii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals from Persons other than Governmental Entities and the making of all necessary registrations, declarations and filings with such Persons, if any, including without limitation, the approval by the trustees of HF Financial Capital Trust III, HF Financial Capital Trust IV, HF Financial Capital Trust V, and HF Financial Capital Trust VI, each a Delaware statutory trust organized for the purpose of issuing trust preferred securities and investing the proceeds in subordinated debentures of Company (the “Trusts”), of supplemental indentures pursuant to which GWBI will assume the obligations of Company under the existing indentures and guarantees related to the Trusts; and (iv) the taking of all commercially reasonable steps as may be necessary to avoid any Action by any Governmental Entity.
(h)    Notwithstanding anything in this Agreement to the contrary, (i) neither GWBI nor Company shall be obligated to contest any final action or decision taken by any Governmental Entity challenging the consummation of the transactions contemplated by this Agreement, (ii) in no event shall GWBI or any of its Affiliates be required to offer or pay any consideration or agree to any requirement, restriction, covenant, undertaking, limitation or divestiture of any kind whatsoever as a condition to obtaining the Requisite Regulatory Approvals (other than conditions which impose an immaterial burden on GWBI, Company, or any of their Subsidiaries, Affiliates or assets) or in order to avoid, prevent or terminate any action by any Governmental Entity which would restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement, (iii) Company shall not, without GWBI’s prior written consent, take or agree to take any action described in clause (i) or (ii) immediately above, and (iv) the condition in Section 6.1(c) shall not be deemed satisfied if any Requisite Regulatory Approval contains any conditions or restrictions other than conditions which impose an immaterial burden on GWBI, Company, or any of their Subsidiaries, Affiliates or assets.
(i)    GWBI and Company will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of any other party or any of its Subsidiaries with or to any third party or Governmental Entity in connection with the transactions contemplated hereby.
(j)    Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.
Section 5.6    Public Announcements. Neither GWBI nor Company will issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national or foreign securities exchange or the rules of the NYSE or NASDAQ.
Section 5.7    Real Estate Transfer Taxes. GWBI and Company agree that Company will pay any state or local transfer, gains or similar Taxes which are attributable to the transfer of the beneficial ownership of Company’s or its Subsidiaries’ real property, if any (collectively, the “Transfer Taxes”), and any penalties or interest with respect to the Transfer Taxes, payable in connection with the consummation of the Merger. Company and GWBI agree to cooperate with the other in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of Company and its Subsidiaries shall be determined by GWBI in its reasonable discretion. The stockholders of Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 5.7 in the preparation of any return with respect to the Transfer Taxes.
Section 5.8    State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, GWBI and Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.
Section 5.9    Indemnification of Directors and Officers.
(d)    GWBI agrees that all rights to indemnification, advancement of expenses and exculpation by Company or its Subsidiaries now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of Company or any of its Subsidiaries, as provided in the charter or bylaws of Company or its Subsidiaries, in each case as in effect on the date hereof, or pursuant to any other agreements in effect on the date hereof, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.
(e)    Company and its Subsidiaries shall, and GWBI shall cause Company and its Subsidiaries to, obtain as of the Closing Date pre-paid directors’ and officers’ liability “tail” insurance policies with a claims period of six (6) years from the Closing Date and providing coverage for claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement), with at least the same coverage and limits, and containing terms and conditions that are not less advantageous to the directors and officers of Company or its Subsidiaries, as the directors’ and officers’ liability insurance policy in place immediately prior to the Closing Date and covering such directors and officers; provided that in no event shall Company or its Subsidiaries be required to expend an annual premium for such coverage in excess of 300% of the last annual premium paid by Company or its Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). The Maximum Premium is set forth on Section 5.9(b) of the Company Letter. Company will use its commercially reasonable best efforts (and consult with GWBI in such process) to obtain such policies for premium amounts as contemplated by this Section 5.9(a). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, Company and its Subsidiaries shall obtain, and GWBI shall cause them to obtain, that amount of pre-paid directors’ and officers’ liability “tail” insurance policies obtainable for an annual premium equal to the Maximum Premium.

(f)    The obligations of GWBI, Company, and its Subsidiaries under this Section 5.9 shall not be terminated or modified in any manner as to adversely affect any director or officer to whom this Section 5.9 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.9 applies shall be third-party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).
(g)    In the event GWBI, Company, Company’s Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of GWBI, Company, or its Subsidiaries, as the case may be, shall assume all of the obligations set forth in this Section 5.9.
Section 5.10    Notification of Certain Matters. GWBI shall use its reasonable best efforts to give prompt notice to Company, and Company shall use its reasonable best efforts to give prompt notice to GWBI, of: (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which it is aware and which would be reasonably likely to cause (A) any representation or warranty of the notifying party contained in this Agreement to be untrue or inaccurate in any material respect or (B) any covenant, condition or agreement of the notifying party contained in this Agreement not to be complied with or satisfied in all material respects; (ii) any failure of GWBI or Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and (iii) any change, event or effect which would be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Company or on GWBI, as the case may be. The delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
Section 5.11    Employee Benefit Plans and Agreements.
(a)    GWBI agrees that it will, from and after the Effective Time, honor all employment Contracts entered into by Company prior to the date hereof and described in Section 5.11(a) of the Company Letter. Nothing in this Agreement shall be interpreted as limiting the power of GWBI to offer to continue the employment of any employee or the engagement of any independent contractor of Company or its Subsidiaries or, other than as required by its terms, any written employment Contract. Nothing herein shall be deemed to be a guarantee of employment for any employee of Company or any of its Subsidiaries, or to restrict the right of Surviving Corporation or any of its Subsidiaries to terminate or cause to be terminated the employment of any such employee at any time for any or no reason with or without notice; provided, however, that in the event that after the Effective Time any Eligible Employee of Company or its Subsidiaries is terminated from employment without cause prior to the date which is one (1) year from the Effective Time, GWBI shall provide severance benefits consisting of one week of pay for each year of service with Company or its Subsidiaries, with a minimum of two (2) weeks’ salary and a maximum of sixteen (16) weeks’ salary. “Year of Service” as used herein means each full twelve-month period for which such employee was an actual employee of Company or its Subsidiaries and shall not include any such time period where such employee was previously employed by GWBI or any of its Subsidiaries, or any other entity other than Company. GWBI and Company acknowledge and agree that all provisions contained in this Section 5.11 are included for the sole benefit of GWBI, Company and their respective Subsidiaries, and that nothing in this Section 5.11, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including any employees, former employees, any participant in any employee benefit plan, program or arrangement (or any dependent or beneficiary thereof) of GWBI, Company or any of their respective Subsidiaries, or (ii) to continued employment with GWBI, Company or any of their respective Subsidiaries or continued participation in any employee benefit plan, program or arrangement.
(b)    Following the Effective Time, GWBI shall cause employees of Company or its Subsidiaries to be eligible to participate in any employee benefit plan, program or arrangement maintained by GWBI or any of its Affiliates (each such plan, program or arrangement, a “GWBI Plan”), and shall cause its Affiliates and the applicable GWBI Plan, to recognize prior service of such employees with Company and its Subsidiaries as service with GWBI and its Affiliates to (i) credit each employee’s service with Company or any of its Subsidiaries or any predecessor employers thereto, to the extent credited under the analogous Company Plan, as service with GWBI and its Affiliates for purposes of eligibility and vesting under such GWBI Plan, but not for any other purposes, including for purposes of determining benefit accruals, vacation benefits or early retirement subsidies under any defined benefit pension plan of GWBI or its Affiliates; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service and (ii) use commercially reasonable efforts to cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under such GWBI Plan, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Company Plan in which such employee participated immediately prior to the Effective Time, to be waived with respect to such employee and such individual’s spouse and eligible dependents who become participants in such GWBI Plan, subject to the conditions, regulations, underwriting criteria or similar provisions imposed by any of GWBI’s insurers.
(c)    Each employee who is listed on Section 5.11(c) of the Company Letter (an “Eligible Employee”) shall be eligible to receive the severance benefits provided for in Section 5.11(a) as set forth on Section 5.11(c) of the Company Letter.

(d)    Each employee of Company or any Subsidiary of Company who is listed on Section 5.11(d)(i) of the Company Letter shall be eligible to receive the retention bonus set forth on Section 5.11(d)(i) of the Company Letter pursuant to a retention agreement substantially in the form attached hereto as Exhibit D. Each employee of Company or any Subsidiary of Company who is listed on Section 5.11(d)(ii) of the Company Letter shall be eligible to receive the stay bonus set forth on Section 5.11(d)(ii) of the Company Letter pursuant to a stay bonus agreement substantially in the form attached hereto as Exhibit E. Company shall use its best efforts to cause the execution of Retention Agreements by the employees listed on Section 5.11(d)(i) of the Company Letter.
Section 5.12    Certain Litigation.
(c)    Company shall promptly advise GWBI orally and in writing of any Action that could reasonably be expected to have a Material Adverse Effect on Company or Company Bank, and shall keep GWBI reasonably informed on a timely basis regarding any such Action. Each party shall promptly advise the other party orally and in writing of any actual or threatened Action against such party and/or the members of the Company board of directors or GWBI’s board of directors related to this Agreement or the Merger and the other transactions contemplated by this Agreement. Company shall: (i) permit GWBI to review and discuss in advance, and consider in good faith the views of GWBI in connection with, any proposed written or oral response to such Action; (ii) furnish GWBI and its outside legal counsel with all non-privileged information and documents which GWBI or its outside counsel may reasonably request in connection with such Action; (iii) consult with GWBI regarding the defense or settlement of any such Action, shall give due consideration to GWBI’s advice with respect to such Action and shall not settle any such litigation prior to such consultation and consideration; provided, however, that Company shall not settle any such Action if such settlement requires the payment of money damages, without the written consent of GWBI (such consent not to be unreasonably withheld) unless the payment of any such damages by Company, with respect to a stockholder Action, is reasonably expected by Company, following consultation with outside counsel, to be fully covered (disregarding any deductible to be paid by Company) under Company’s existing director and officer insurance policies, including any tail policy.
(d)    Company shall promptly advise GWBI orally and in writing of the commencement of any investigation or audit by any Governmental Entity with respect to Company, Company Bank or any of their respective directors or employees and shall keep GWBI reasonably informed on a timely basis regarding any such investigation or audit (regardless of whether commenced before or after the date of this Agreement), including by promptly delivering to GWBI copies of any correspondence relating thereto. Company shall give GWBI the opportunity to consult with Company regarding such investigation or audit and shall consider GWBI’s views with respect to such investigation or audit. The delivery of any notice pursuant to this Section 5.12(b) shall not limit or otherwise affect the remedies available hereunder to GWBI.

Section 5.13    Transition Services. Set forth as Section 5.13 of the Company Letter are certain procedures in connection with the transactions contemplated hereby. Each of Company and GWBI shall, and shall cause their respective Subsidiaries to, comply with the provisions thereof.
Section 5.14    Title Insurance. Company shall cooperate with GWBI and provide such information as GWBI may reasonably request from time to time, in connection with any application of GWBI for title insurance with respect to any Company or Company Bank owned real property.
ARTICLE VI
CONDITIONS PRECEDENT TO THE MERGER
Section 6.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver by GWBI and Company at or prior to the Effective Time of the following conditions:
(g)    Stockholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of stockholders of Company in accordance with applicable Law.
(h)    No Order. No court or other Governmental Entity having jurisdiction over Company or GWBI, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation or Order (whether temporary, preliminary or permanent) which is then in effect prohibiting or having the effect of making illegal the consummation of the Merger or the Bank Merger, and no Governmental Entity shall have instituted any Action that is pending seeking such an Order
(i)     Approval of Governmental Entities. All Specified Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all mandatory statutory waiting periods in respect thereof shall have expired.
Section 6.2    Conditions to Obligation of Company to Effect the Merger. The obligation of Company to effect the Merger shall be subject to the fulfillment or waiver by Company at or prior to the Effective Time of the following additional conditions:
(n)    Performance of Obligations. GWBI shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.
(o)    Representations and Warranties. Each of the representations and warranties of GWBI contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties of GWBI contained in this Agreement that is not so qualified shall be true and correct in all material respects on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement.
(p)    GWBI Deliveries. GWBI shall have delivered to Company at or prior to Closing the deliveries specified in Section 1.12(b).
(q)    Officer’s Certificate. Company shall have received a certificate of an executive officer of GWBI to the effect that each of the conditions set forth in this Section 6.2 have been satisfied.
(r)    Tax Opinion. Company shall have received the opinion of Briggs & Morgan, P.A. reasonably satisfactory to Company regarding the income tax consequences of the Merger on the stockholders of Company and confirming the provisions of Section 1.10 of this Agreement. In rendering such opinion, Briggs & Morgan, P.A. will be entitled to receive and rely upon certificates and representations of officers of Company and GWBI.
Section 6.3    Conditions to Obligations of GWBI to Effect the Merger. The obligations of GWBI to effect the Merger shall be subject to the fulfillment or waiver by GWBI at or prior to the Effective Time of the following additional conditions:
(e)    Performance of Obligations. Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time.
(f)    Representations and Warranties; Material Adverse Effect.
(ii)    Each of the representations and warranties of Company contained in this Agreement (including as modified by updates to the Company Letter prior to the Closing) shall be true and correct on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date); provided that no representation or warranty of Company, except for Section 3.2(a), shall be deemed untrue or incorrect for purposes of this Section 6.3(b)(i) as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any other representation or warranty of Company, has had or could reasonably be expected to have a Material Adverse Effect on Company or Company Bank.

(iii)    Since the date of this Agreement, there shall not have been any event, occurrence, fact, condition, effect, change or development that, individually or in the aggregate, has had or would be reasonably expected to have a Material Adverse Effect on Company.
(g)    Governmental Entity Action. There shall not be instituted, pending or threatened any Action by a Governmental Entity (i) relating to this Agreement or any of the transactions contemplated herein or (ii) which would have, individually or in the aggregate, a Material Adverse Effect on Company or GWBI.
(h)    Officers’ Certificate. GWBI shall have received a certificate signed on behalf of Company by its Chief Executive Officer and its Chief Financial Officer to the effect that each of the conditions set forth in this Section 6.2(e) has been satisfied.
(i)    Company Deliveries. Company shall have delivered to GWBI at or prior to the Closing the deliveries specified in Section 1.12(c).
(j)    Tax Opinion. GWBI shall have received the opinion of Nyemaster Goode, P.C. reasonably satisfactory to GWBI regarding the income tax consequences of the Merger on the stockholders of Company and confirming the provisions of Section 1.10 of this Agreement. In rendering such opinion, Nyemaster Goode, P.C. will be entitled to receive and rely upon certificates and representations of officers of Company and GWBI.
(k)    Expense Items. Company and Company Bank shall use their reasonable best efforts to work with GWBI to expense, prior to the Effective Time, certain closing expenses incurred prior to the Closing Date, including, without limitation, Contract breakage costs, employee costs and other transaction costs, all in accordance with GAAP.
(l)    Consents. Company shall have obtained the Required Third-Party Consents.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
Section 7.1    Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of Company:
(s)    by mutual written consent of GWBI and Company;
(t)    by GWBI if there has been a breach of any representation, warranty, covenant, undertaking or other agreement made by Company in this Agreement, or any such representation or warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by GWBI to Company;

(u)    by Company if there has been a breach of any representation, warranty, covenant or other agreement made by GWBI in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Company to GWBI;
(v)    by either GWBI or Company if: (i) the Merger has not been effected on or prior to the close of business on December 31, 2016 (the “Termination Date”); provided, however, that in the event that the condition set forth in Section 6.1(c) has not been satisfied by the Termination Date, the Termination Date shall automatically be extended by ninety (90) calendar days; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(d)(i) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to the aforesaid date; or (ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued or enacted an Order or Law or taken any other action permanently enjoining, restraining or otherwise prohibiting or having the effect of making illegal the consummation of the Merger or the Bank Merger and such Order, Law or other action shall have become final and nonappealable;
(w)    by either GWBI or Company if the stockholders of Company do not approve this Agreement at the Stockholder Meeting or at any adjournment or postponement thereof; provided, however, that Company may not terminate this Agreement pursuant to this Section 7.1(e) if Company has not complied with its obligations under Section 4.2, Section 5.1 or Section 5.2 or has otherwise breached in any material respect its obligations under this Agreement in any manner that could reasonably have caused the failure of the stockholder approval to be obtained at the Stockholder Meeting or at any adjournment or postponement thereof;
(x)    by GWBI if: (i) Company shall have breached any of the provisions of Section 4.2, Section 5.1 or Section 5.2; (ii) the Board of Directors of Company or any committee thereof shall have effected a Company Adverse Recommendation Change; or shall have taken any other action or made any other statement in connection with the Stockholder Meeting inconsistent with Company Recommendation (iii) the Board of Directors of Company or any committee thereof shall have recommended to the stockholders of Company any Takeover Proposal; or (iv) a tender offer or exchange offer for 5% or more of the outstanding shares of capital stock of Company is commenced, and the Board of Directors of Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall be deemed to be a failure to recommend against such tender offer or exchange offer).
(y)    by Company if prior to the approval and adoption of this Agreement by its Stockholders at the Stockholder Meeting, (A) Company’s Board of Directors has received a Superior Proposal, (B) Company has complied with Section 4.2, (C) Company’s Board of Directors has made an Company Adverse Recommendation Change pursuant to Section 4.2, and

(D) at the time of such termination, GWBI receives the Termination Fee and Company enters into a definitive acquisition, merger or similar agreement to effect the Superior Proposal; or
(z)    by the Company, if the Company’s board of directors so determines by a majority vote of its members at any time during the five (5) Business Day period commencing on the Determination Date if both of the following conditions are satisfied:
(i)    the GWBI Market Value is less than eighty percent (80%) of the Initial GWBI Market Value; and
(ii)    the number obtained by dividing the GWBI Market Value by the Initial GWBI Market Value (“GWBI Ratio”) shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price, minus 0.20 (the “Index Ratio”).
(iii)    For purposes of this Agreement, the following terms shall have the meanings indicated below:
(A)    “GWBI Market Value” shall be the average of the daily closing sales price of a share of GWBI Common Stock, as reported on the NYSE, for the twenty (20) consecutive trading days immediately preceding the Determination Date.
(B)    “Determination Date” means ten (10) days prior to the Closing Date.
(C)    “Final Index Price” means the average of the closing price of the Index on each of twenty (20) consecutive trading days immediately preceding the Determination Date.
(D)    “Index” means the SNL Mid Cap U.S. Bank Index; provided, however, that if the SNL Mid Cap U.S. Bank Index is not available for any reason, “Index” shall mean the NASDAQ Bank Index.
(E)    “Initial GWBI Market Value” means the average of the daily closing sales price of a share of GWBI Common Stock, as reported on the NYSE, for the twenty (20) consecutive days immediately preceding the date of this Agreement.
(F)    “Initial Index Price” means the average of the closing price of the Index for the twenty (20) consecutive trading days immediately preceding the date of this Agreement.
The right of any party hereto to terminate this Agreement pursuant to this Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers or directors, and whether prior to or after the execution of this Agreement.

Section 7.2    Effect of Termination. In the event of termination of this Agreement by either GWBI or Company, as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability hereunder on the part of Company, GWBI or their respective officers or directors (except Section 5.3(g) and Section 5.4, which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.
Section 7.3    Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by Company Stockholders, but, after any such approval, no amendment shall be made which by Law requires further approval by Company Stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
Section 7.4    Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the covenants, agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.1    Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.
Section 8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) one Business Day after being delivered to an overnight courier or (iii) when sent via e-mail (with a confirmatory receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(k)    if to GWBI, to it c/o
Great Western Bank
100 N. Phillips Avenue
Fourth Floor

Sioux Falls, SD 57104
Attention: Ken Karels
E-mail: ken.karels@greatwesternbank.com
with a copy to:
Nyemaster Goode, P.C.
700 Walnut, Suite 1600
Des Moines, IA 50309
Attention: Gregory P. Page
E-mail: gpp@nyemaster.com
(l)    if to Company, to
HF Financial Corp.
225 South Main Ave.
Sioux Falls, SD 57104
Attention: Stephen M. Bianchi
E-mail: sbianchi@homefederal.com
with a copy to:
Briggs and Morgan, P.A.
2200 IDS Center
80 South 8th Street
Minneapolis, MN 55402
Attention: Joseph T. Kinning
E-mail: jkinning@briggs.com
Section 8.3    Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section or Article of, or an Exhibit attached to, this Agreement unless otherwise indicated. The Exhibits, Company Letter and GWBI Letter referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, table of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (ii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and (iii) the word “or” is not exclusive. The meaning assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
Section 8.4    Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
Section 8.5    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 5.9, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 8.6    Governing Law; Waiver of Jury Trial.
(h)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All disputes between the parties relating to the subject matter of this Agreement shall be exclusively venued in a state or federal court located in Wilmington, Delaware.
(i)    EACH OF COMPANY AND GWBI HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF GWBI OR COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
Section 8.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.
Section 8.8    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
Section 8.9    Enforcement of this Agreement. In addition to any remedy to which any party hereto is specifically entitled by the terms hereof, each party shall be entitled to pursue any other remedy available to it at Law or in equity in the event that any of the provisions of this Agreement were not performed in accordance with their terms or were otherwise breached. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if any of the transactions contemplated by this Agreement were not consummated), and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the obligation of the parties hereto to consummate the transactions contemplated by this Agreement and the obligation of GWBI to pay, and Company’s stockholders’ right to receive, the consideration payable to them pursuant to the transactions contemplated by this Agreement, in each case in accordance with the terms and subject to the conditions of this Agreement), this being in addition to any other remedy to which such party is entitled at law or in equity. In the event that any action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.9, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.
Section 8.10    Definitions. For purposes of this Agreement:
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.
“Business Day” means any day other than a Saturday or Sunday on which national banking associations are required to be open in Sioux Falls, South Dakota.
“Cause” means termination of employment for any of the following reasons:

(a)in the event of the permanent disability of the employee. For the purposes of this Agreement, “permanent disability” means any physical, mental or emotional illness, disease or condition which renders the employee incapable of adequately performing his usual duties for a period of eight (8) weeks or more in one year, whether consecutively or in the aggregate. The determination of whether the employee is disabled under this Section 8.10 shall be made by a physician chosen by the employee and a physician chosen by the Company. The determination of the two physicians shall be binding on the employee and the Company. If the two physicians are unable to agree as to whether the employee is disabled, the two physicians shall designate a third physician mutually agreeable to them and such physician shall determine whether the employee is disabled, and such determination shall be binding on the Company and the employee;
(b)the employee dies;
(c)the employee commits embezzlement, fraud, dishonesty or other acts of misconduct, or is guilty of conduct in material violation of established ethics, regulations, Law or Company or Company Bank policy;
(d)the employee is charged with any crime involving the property of the Company or Company Bank or which has a detrimental impact upon the reputation of the Company or Company Bank;
(e)the employee is adjudicated as incompetent; or
(f)Cause as defined in any Contract, employment agreement, or other comparable agreement with an employee of Company or any of its Subsidiaries.
“Code” means the Internal Revenue Code of 1986, as amended to date.
“FDIC” means the Federal Deposit Insurance Corporation.
“Knowledge of GWBI” means the actual knowledge of the individuals identified in Section 8.10 of the GWBI Letter, after due investigation.
“Knowledge of Company” means the actual knowledge of the individuals identified in Section 8.10 of the Company Letter, after due investigation.
“Law” means any federal, state, local, foreign, international or multinational treaty, constitution, statute, law, ordinance, rule or regulation.
“Material Adverse Change” or “Material Adverse Effect” means, when used with respect to GWBI or Company, as the case may be, any event, occurrence, fact, condition, change, development or effect that individually or when taken together with all other events, occurrences, facts, conditions, changes, developments or effects is or could reasonably be expected to be materially adverse to the business, assets, reputation, results of operations, liabilities (contingent or otherwise), condition (financial or otherwise) or results of operations of GWBI and its Subsidiaries, taken as a whole, or Company and its Subsidiaries, taken as a whole, as the case may be, but excluding any event, occurrence, fact, condition, change, development or effect to the extent caused by (i) any changes in the United States or global economy or capital, financial or securities markets generally, (ii) changes in Laws or GAAP, or authoritative interpretation thereof after the date of this Agreement that affect in general the banking industry, (iii) the engagement by the United States in military hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iv) changes in the industry in which Company operates generally, (v) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (vi) the failure, in and of itself, of Company to meet any published or internally prepared estimates of revenues, earnings or other financial projections, performance measures or operating statistics, or (vii) actions taken by Company or Company Bank as required or authorized pursuant to this Agreement or at the direction or request of GWBI including, but not limited, to the termination, suspension, modification or reduction of Company’s or Company Bank’s relationship with any customer, vendor, supplier, distributor, landlord or employee, except in the case of each of clauses (i), (ii), (iii) and (iv) immediately above to the extent that any such event, occurrence, fact, condition, change, development or effect has a materially disproportionate impact on the business or the assets, reputation, liabilities, condition (financial or otherwise) or results of operations of Company and its Subsidiaries taken as a whole.
“NYSE” means the New York Stock Exchange.
“Order” means judgment, order, writ, award, injunction (temporary or permanent) or decree of any Governmental Entity.
“Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.
“Regulation I” means 12 C.F.R. Part 209, commonly known as Regulation I of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation O” means 12 C.F.R. Part 215, commonly known as Regulation O of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation W” means 12 C.F.R. Part 223, commonly known as Regulation W of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Related Person(s)” means (i) any Affiliate of Company or any of its Subsidiaries, (ii) any holder of 10% or more of the shares of Company Common Stock, (iii) any current or former director or officer of Company or any of its Subsidiaries, or (iv) any Person that, to the Knowledge of Company, is an “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Security Exchange Act of 1934, as amended) of a Person identified in clause (i), (ii) or (iii) immediately above.
“Required Third-Party Consents” means the consent or approval of each counterparty to the Company Contracts listed on Section 8.10 of the Company Disclosure Letter in connection with the execution, delivery, or performance by Company of this Agreement or the consummation of the transactions contemplated hereby.
“Securities Act” means the Securities Act of 1933 together with the rules and regulations promulgated thereunder.
“Specified Requisite Regulatory Approval” means in connection with this Agreement, the Bank Merger Agreement and the transactions contemplated hereby and thereby each of the following:
(i)    The approval by the Federal Deposit Insurance Corporation of the filing by Company Bank and GWBI Bank of an Interagency Bank Merger Act Application (the “Application”) pursuant to Section 18(c) of the Federal Deposit Insurance Act, as amended, with the Federal Deposit Insurance Corporation, and the expiration of the waiting period with respect thereto;
(ii)    The approval by the South Dakota Division of Banking of GWBI Bank’s Application, pursuant to South Dakota Codified Laws § 51A-2-16, and the expiration of the waiting period with respect thereto;
(iii)    The grant by the appropriate Federal Reserve Bank of a waiver of the application requirements of Section 3(a)(3) of the Bank Holding Company Act of 1956, as amended (the “BHCA”), pursuant to, and in accordance with, 12 C.F.R. § 225.12(d)(2)(v), and, if for any reason such Federal Reserve Bank does not grant such waiver, the grant of approval by the appropriate Federal Reserve Bank pursuant to Section 3(a)(3) of the BHCA;
(iv)     The approval of the SEC and the effectiveness of any filing under the Securities Act or the Exchange Act, including the Proxy Statement/Prospectus and related Form S-4; and

(v)     The approval for listing on the NYSE of the GWBI Common Stock to be issued pursuant to the Merger, subject to notice of issuance.
“Subsidiaries” means any corporation, partnership, limited liability company, joint venture, trust, association or other entity of which GWBI or Company, as the case may be (either alone or through or together with any other Subsidiaries), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, GWBI and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.
GREAT WESTERN BANCORP, INC.

By:     /s/ Kenneth Karels
Name:     Kenneth Karels
Title:    President and CEO

HF FINANCIAL CORP.

By:     /s/ Michael Vekich
Name:    Michael Vekich
Title:    Chairman of the Board of Directors

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A
STOCKHOLDER VOTING AGREEMENT
STOCKHOLDER VOTING AGREEMENT, dated as of ____________, 2015 (this “Agreement”), by the undersigned stockholder (the “Stockholder”) of HF Financial Corp., a Delaware corporation (the “Company”), for the benefit of Great Western Bancorp, Inc., a Delaware corporation (“GWBI”).
RECITALS
WHEREAS, GWBI and Company are entering into an Agreement and Plan of Merger, dated as of ___________, 2015 (the “Merger Agreement”), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of Common Stock, par value $0.01 per share, of Company (“Company Common Stock”), not owned directly or indirectly by GWBI or Company, will be converted into the right to receive the Merger Consideration specified in Section 1.4(c) of the Merger Agreement;
WHEREAS, the Stockholder (i) owns of record and beneficially the number of shares of Company Common Stock and/or (ii) owns or holds stock options (whether or not vested) to acquire that number of shares of Company Common Stock, in each case appearing on the signature page hereof (such shares of Company Common Stock, together with any other shares of capital stock of Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and
WHEREAS, as a condition to its willingness to enter into the Merger Agreement, GWBI has required that the Stockholder agree, and in order to induce GWBI to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:
1.    Covenants of Stockholder. Until the termination of the Stockholder’s obligations in accordance with Section 3, Stockholder agrees as follows:
(a)    At the Stockholder Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.
(b)    At any meeting of stockholders of Company (or at any adjournment thereof) or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any of its Subsidiaries or any other Takeover Proposal, (ii) any amendment of Company’s Certificate of Incorporation, as amended, or Bylaws or other proposal or transaction involving Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner (A) impede, frustrate, prevent or nullify the

Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, (B) result in a breach of the Merger Agreement in any respect or (C) change in any manner the voting rights of any class of capital stock of Company, and (iii) any nomination, proposal to elect or election of any person as a director of Company who is not a member of Company’s Board of Directors on the date hereof.
(c)    without in any way limiting Company’s rights under Section 4.2(d) of the Merger Agreement, the Stockholder shall not, nor shall the Stockholder permit any Affiliate, director, officer, employee, investment banker or attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.
(d)    The Stockholder shall use the Stockholder’s reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with GWBI in doing, all things necessary, proper or advisable to support and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.
(e)    The Stockholder hereby agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of such Stockholder’s Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to such Stockholder’s Subject Shares except in favor of the Merger.
(f)    The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.
2.    Representations and Warranties. The Stockholder represents and warrants to GWBI as follows:
(a)    The Stockholder is (i) the record and beneficial owner of, and has good and marketable title to, the Subject Shares set forth below the Stockholder’s name on the signature page hereto, free and clear of any Liens; and (ii) holds stock options to acquire that number of shares of Common Stock set forth below the Stockholder’s name on the signature page hereto. The Stockholder does not own, of record or beneficially, or hold any conversion rights, exchange rights, warrants or stock options to acquire, any shares of capital stock of Company other than the Subject Shares. The Stockholder has the sole right to vote, and the sole power of disposition with respect to the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to, the voting or disposition of such Subject Shares, except as contemplated by this Agreement.
(b)    The Stockholder has the legal capacity and all requisite power and authority to enter into this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder. Assuming the due authorization, execution and delivery of this Agreement by GWBI, this Agreement constitutes the valid and binding agreement of the

Stockholder enforceable against the Stockholder in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles. The execution and delivery of this Agreement by the Stockholder does not and will not conflict with any agreement, order or other instrument binding upon the Stockholder, nor require the Stockholder to make or obtain any regulatory filing or approval.
3.    Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 7.1 thereof or the Effective Time.
4.    Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as GWBI may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.
5.    Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.
6.    Recapitalizations, Stock Dividends, etc. If, between the date of this Agreement and the Effective Time, (a) the outstanding shares of Company Common Stock shall be increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, (b) a stock dividend or dividend payable in any other securities of Company shall be declared with a record date within such period, (c) any other securities of Company shall be declared with a record date within such period or (d) any similar event shall have occurred, then the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such additional shares, stock dividends and any other securities into which or for which any or all of such changes may be changed or exchanged or which are received in such transaction.
7.    Stockholder Information. The Stockholder hereby agrees to permit GWBI and Company to publish and disclose in the Proxy Statement the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s commitments, arrangements and understanding under this Agreement.
8.    Stop Transfer Order. In furtherance of this Agreement, the Stockholder hereby authorizes and instructs Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Subject Shares.
9.    Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it and that any such breach would cause GWBI irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, GWBI, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

10.    Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.
11.    Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and GWBI.
12.    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
13.    Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.
14.    Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
15.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and representations by or among the parties with respect to this Agreement, written or oral, with respect to the subject matter of this Agreement.
16.    Waivers. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement and will not operate or be construed as a waiver of any prior or subsequent breach, whether of a similar or dissimilar nature.
17.    No Limitation on Actions of the Stockholder as Director. In the event the Stockholder is a director of Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder to take or in any way limit any action that the Stockholder may take to discharge the Stockholder’s fiduciary duties as a director of Company.
[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Stockholder has signed this Agreement as of the date first written above.

Name:

Number of shares of Company
Common Stock owned on the
date hereof: ____________
Number of shares of Company
Common Stock subject to stock
options owned and/or held on the
date hereof: ____________

Accepted and agreed to
as of the date first written above:
GREAT WESTERN BANCORP, INC.

By:
Name:
Title:
`

[Signature Page to Stockholder Voting Agreement]

EXHIBIT B
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is made and entered into on the ______ day of __________, 201__, by and between GREAT WESTERN BANK, a South Dakota state chartered bank whose main office is located in Watertown, South Dakota (“GW Bank”), and Home Federal Bank, a South Dakota state chartered bank whose main office is located in Sioux Falls, South Dakota (“Company Bank” and together with GW Bank, the “Banks”).
W I T N E S S E T H:
WHEREAS, GW Bank is a South Dakota state bank duly organized and existing under the laws of the State of South Dakota, with authorized capital stock consisting of ______ shares of common stock, $______ par value (the “GW Bank Stock”), ______ shares of which are validly issued and outstanding;
WHEREAS, Company Bank is a South Dakota state bank duly organized and existing under the laws of the State of South Dakota, with an authorized capital stock consisting of _____________ shares of common stock, par value $____ per share, _________ shares of which are validly issued and outstanding (the “Bank Common Stock”);
WHEREAS, Great Western Bancorp, Inc., a South Dakota corporation (“GWBI”), directly owns all of the issued and outstanding capital stock of GW Bank;
WHEREAS, HF Financial Corp., a Delaware corporation (the “Company”), directly owns all of the issued and outstanding capital stock of Company Bank;
WHEREAS, GWBI previously entered into that certain Agreement and Plan of Merger, dated as of ________, 201__ (the “Main Merger Agreement”), with Company pursuant to which Company will be merged with and into GWBI;
WHEREAS, a majority of the Boards of Directors of each of GW Bank and Company Bank, pursuant to the authority given by and in accordance with the provisions of the South Dakota Statutes Annotated (“SDS”) have approved and declared advisable the merger of Company Bank with and into GW Bank (the “Merger”), and authorized and directed its submissions to GWBI and Company, in their capacities as sole stockholder of each of GW Bank and Company Bank, respectively, for approval; and
WHEREAS, as and when required by the provisions of this Merger Agreement, all such action as may be necessary or appropriate shall be taken by GW Bank and Company Bank in order to consummate the Merger.
NOW, THEREFORE, in consideration of the premises, GW Bank and Company Bank hereby agree that Company Bank shall be merged with and into GW Bank on the following terms and conditions:
1.Merger of the Banks. At the Effective Time (as defined in Section 12 of this Merger Agreement), Company Bank shall be merged with and into GW Bank pursuant to the provisions of Chapter 51A-14-l of the SDS. The foregoing shall constitute a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) with Company Bank and GW Bank, each a “party to the reorganization”, in which no gain or loss is recognized by either Company Bank or GW Bank (the “Agreed Tax Treatment”). This Merger Agreement shall constitute the “plan of reorganization” with respect to such reorganization under Section 368(a) of the Code. Furthermore, the parties agree to treat the transactions contemplated by this Merger Agreement consistent with the foregoing for federal and all applicable state, local and foreign tax purposes, and to not prepare or file any tax return inconsistent with the Agreed Tax Treatment.
2.Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the SDS. At the Effective Time, the corporate existence of Company Bank shall be merged into and continued in GW Bank, with GW Bank as the bank surviving the Merger (the “Resulting Bank”), and the Resulting Bank shall be deemed to be the same corporation as GW Bank. The name of the Resulting Bank shall be “Great Western Bank.” The existing office of GW Bank located at Watertown, South Dakota, shall be the main office of the Resulting Bank, and the existing offices and facilities of GW Bank and Company Bank immediately preceding the Merger will become offices and facilities of the Resulting Bank following the Merger. At the Effective Time, all rights, franchises and interests of GW Bank and Company Bank in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Bank by virtue of the Merger without any deed or other transfer. At the Effective Time, the Resulting Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by GW Bank and Company Bank, respectively, immediately prior to the Effective Time.
3.Articles of Incorporation and Bylaws. At the Effective Time, the Third Amended and Restated Articles of Incorporation and Bylaws of GW Bank shall continue in effect as the Articles of Incorporation and Bylaws of the Resulting Bank until the same shall be amended and changed as provided by law.
4.Directors and Executive Officers of the Resulting Bank. At the Effective Time, the directors and executive officers of the Resulting Bank shall be the directors and executive officers of GW Bank immediately preceding the Merger, and such persons shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Resulting Bank or as otherwise provided by law.
5.Conversion of GW Bank Stock and Company Bank Stock. At the Effective Time, by virtue of this Merger Agreement and without any further action on the part of any holder, all shares of GW Bank Stock issued and outstanding at the Effective Time shall remain issued and outstanding and unchanged and all shares of Company Bank Stock issued and outstanding at the Effective Time shall be canceled, it being understood that the Banks will be owned 100% by GWBI and, as such, no additional shares shall be issued.

6.Stock Transfer Books. The stock transfer books of Company Bank shall be closed as of the Effective Time, and no transfer of record of any of the shares of Company Bank Stock shall take place thereafter.
7.Stockholder Approval. This Merger Agreement shall be submitted to GWBI and Company, each the sole stockholder of GW Bank and Company Bank, respectively, for approval by written consent. Upon approval by GWBI and Company, the current sole stockholder of GW Bank and Company Bank, respectively, this Merger Agreement shall be made effective at the Effective Time as provided in Section 12 hereof.
8.Conditions to Consummation of the Merger. All obligations of the parties under this Merger Agreement are subject to the receipt of all consents, orders and regulatory approvals and satisfaction of all other requirements prescribed by law that are necessary for the consummation of the Merger.
9.Termination. This Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after action thereon by the sole stockholder of each of the Banks, by the mutual consent in writing of each of GW Bank and Company Bank, and shall be deemed to be terminated upon the termination of the Main Merger Agreement.
10.Effect of Termination. In the event of the termination and abandonment of this Merger Agreement pursuant to the provisions of Section 9, this Merger Agreement shall be of no further force or effect and there shall be no liability by reason of this Merger Agreement or the termination thereof on the part of either GW Bank or Company Bank or the directors, officers, employees, agents or stockholders of either of them.
11.Waiver, Amendment and Modification. Any of the terms or conditions of this Merger Agreement may be waived at any time, whether before or after action thereon by the sole stockholder of each of the Banks, by the party that is entitled to the benefits thereof. This Merger Agreement may be modified or amended at any time prior to the Effective Time, whether before or after action thereon by the sole stockholder of each of the Banks, by GW Bank and Company Bank; provided, however, that in the event that applicable law shall require the approval of any amendment to this Merger Agreement by the stockholder of any of the parties hereto, no such amendment shall be made that changes any of the principal terms of this Merger Agreement without the requisite approval of such stockholder. Any waiver, modification or amendment of this Merger Agreement shall be in writing.
12.Closing Date and Effective Time.     The “Closing Date” and the Effective Time (as defined below) of the Merger shall occur immediately following the closing of the transactions contemplated by the Main Merger Agreement, subject to the terms, and upon satisfaction on or before the Closing Date of the conditions specified in this Merger Agreement.
13.Effectiveness of Merger. The Merger shall become effective upon acceptance of the related filing by the director of the Division of Banking in accordance with Chapter 51A-3-8 of the SDS, such time being herein called the “Effective Time.” For all tax purposes, in accordance with the “next-day rule” pursuant to Treas. Reg. § 1.1502-76(b)(l)(ii)(B), the Merger shall be deemed to occur on the day following the day on which the closing of the transactions contemplated by the Main Merger Agreement are effective. For federal, state, local and foreign tax purposes, the parties hereto agree (and shall cause their affiliates) to treat the transactions contemplated by this Merger Agreement consistent with the foregoing and to not prepare or file any tax return inconsistent with the foregoing. For the avoidance of doubt, in no event shall the Merger be deemed to occur for tax purposes prior to the time the Merger is deemed to occur for tax purposes in accordance with the Main Merger Agreement.
14.Two Counterparts. For the convenience of the parties hereto, this Merger Agreement may be executed in two counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Merger Agreement. An e-mail or facsimile transmission of a signed counterpart of this Merger Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.
15.Governing Law. THIS MERGER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF SOUTH DAKOTA.
16.Further Assurances. Each party hereto agrees from time to time, as and when requested by the other party hereto, or by its successors or assigns, to execute and deliver, or cause to be executed and delivered, all such deeds and instruments and to take or cause to be taken such further or other acts, either before or after the Effective Time, as may be deemed necessary or desirable in order to vest in and confirm to the Resulting Bank title to and possession of any assets of GW Bank or Company Bank acquired or to be acquired by reason of or as a result of the Merger and otherwise to carry out the intent and purposes hereof, and the officers and directors of the parties hereto are fully authorized in the name of their respective corporate names to take any and all such actions.
17.Assignment. No party to this Merger Agreement shall assign this Merger Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 17 shall be void and of no effect.
18.Severability. In the event that any provision of this Merger Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Merger Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Merger Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Merger Agreement and (c) there shall be added automatically as a part of this Merger Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.
19.Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Merger Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

20.Articles and Sections. Unless otherwise indicated, all articles and sections referred to herein are articles and sections, respectively, of this Merger Agreement.
21.Binding Effect. This Merger Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Merger Agreement, or any provision herein contained, it being the intention of the parties hereto that this Merger Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Merger Agreement and for the benefit of no other person. Nothing in this Merger Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Merger Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Merger Agreement.
[Signature page follows]

IN WITNESS WHEREOF, GW Bank and Company Bank have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written, and the officers of each such bank have hereunto subscribed their names.

GREAT WESTERN BANK

By:
Name:
Title:

HOME FEDERAL BANK

By:
Name:
Title:

EXHIBIT C

Voting Agreement Stockholders

Stephen M. Bianchi
Brent R. Olthoff
Michael Westberg
Jon M. Gadberry
Wendy A. Wills
James W. Abbott
Robert L. Hanson
David J. Horazdovsky
John W. Palmer
Thomas L. Van Wyhe
Michael M. Vekich

C-1

EXHIBIT D
Form of Retention Agreement

[Home Federal Bank Letterhead]

[Date]
[Employee]
Re:    Retention Bonus Agreement
Dear [Employee]:
As you may know, HF Financial Corp. (the “Company”) has entered into an Agreement and Plan of Merger with Great Western Bancorp., Inc. (“Great Western”), dated as of November __, 2015 (the “Merger Agreement”), under which Great Western, the parent of Great Western Bank (“GWB”), will acquire the Company. As part of the transaction, Home Federal Bank (the “Bank”) will merge with GWB. For purposes of this Letter Agreement (defined below) the term Bank shall include GWB and any successor thereof.
The Bank believes that your continued employment with the Bank will be critical to the Company’s successful consummation of the transactions contemplated by the Merger Agreement (the “Merger”). For this reason, the Bank is pleased to inform you that you have been selected to receive a special retention bonus award to encourage you to remain focused and dedicated to the Company and the Bank through the consummation of, and following, the Merger. The purpose of this letter (the “Letter Agreement”) is to set forth the terms and conditions of your retention bonus agreement with the Bank.
1.Retention Bonus Award.
(a)    Subject to the terms and conditions set forth in this Letter Agreement, you will be eligible to receive a retention bonus award (“Retention Award”) of restricted share units (“RSUs”) by Great Western under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan, in the amount and on the date(s) set forth on Exhibit A to this Letter Agreement. The RSUs will only vest provided that you remain continuously employed by the Bank or one of its affiliates through the vesting date of the Retention Award.
If the Bank terminates your employment without Cause (as defined below), prior to the vesting of your RSUs, you will be entitled to receive the value of your Retention Award in a lump sum cash payment within 60 days after the date of your termination of employment, provided that you execute and return a valid confidential general release agreement provided by Bank within the time period as specified by the Bank in the agreement (and if applicable, you do not revoke such agreement).
If you terminate your employment for any reason or if the Bank terminates your employment for Cause, any unvested RSUs will be forfeited.
If your employment ends due to a qualified Disability or Retirement, the RSUs will remain outstanding and vest on the applicable vesting date as if you had remained employed through the applicable vesting date.

Upon termination due to death, the RSUs will immediately vest as of the date of such termination.
(b)    For purposes of this Letter Agreement, “Cause” shall mean a termination of your employment due to the occurrence of one or more of the events set forth below which, with respect to an event specified in clause (A) or (D) below, if curable, you have not cured within 14 days after you received written notice from the Bank or any of its affiliates specifying with reasonable particularity such occurrence: (A) your failure or willful refusal to comply in any material respect with lawful Bank employment policies or directives, (B) your commission of willful misconduct or an act of fraud, theft or embezzlement against the Bank or any of its affiliates, (C) your conviction or plea of nolo contendere to any felony or any other crime involving moral turpitude, (D) your repeated failure to substantially perform the duties and responsibilities of your position or (E) your breach of Section 5, below.
2.    Confidentiality. You understand, acknowledge and agree that because the Bank is extending this arrangement to only a few key employees, you will keep the existence of this Letter Agreement and its terms and conditions set forth herein completely confidential, except that the foregoing will not limit your ability to discuss the terms and conditions with your immediate family members, legal advisors or personal tax or financial advisors, or, solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of Section 5, below, your prospective future employers, provided that you give to each such person to whom disclosure is made, notice of the confidentiality provisions of this Letter Agreement and each agrees to keep the existence, terms and conditions of this Letter Agreement fully confidential.
3.    At-Will Employment. Nothing in this Letter Agreement will be held or construed to create a contract of employment for a definite term or otherwise alter your status as an “at-will” employee of the Bank and either you or the Bank may terminate your employment with the Bank at any time and for any reason (or no reason), subject only to the payment obligation of the Bank in the event of your termination without Cause as set forth in Section 1(a), above.
4.    Special Incentive Award. The Retention Award is a special incentive award to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan or agreement of the Bank or any of its affiliates, unless such plan or agreement expressly provides otherwise. Subject to the provisions of Section 13, below, the Retention Award is in addition to any amount or benefit payable under your regular salary, compensation and bonus plans following the Merger and any such other agreement or plan unless such agreement or plan expressly provides otherwise.
5.    Covenants. In consideration of, and as a condition of your receipt of the Retention Bonus Award, you agree to be bound by the terms below.
(a)    Non-Disparagement. You agree not to make negative comments or otherwise disparage the Bank or any of its affiliates, officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation.
(b)    Non-Solicitation.  During your employment with the Bank or one of its affiliates and for a period of 12 months from the date of that you are no longer employed by the Bank or one of its affiliates (the “Restricted Period”), you will not solicit, aid or induce (directly or indirectly, on your own behalf or on behalf of any individual or entity other than the Bank) any then current employee, representative or agent of the Bank or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Bank or hire or retain any such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent.  In addition, during the Restricted Period, you will not call on or solicit the business of, or sell to (directly or indirectly, on your own behalf or in association with any other individual or entity), any of Bank’s customers with whom you actually did business and had personal contact while employed by Bank, except to the extent such activities are unrelated to, and not competitive with, the business, products and/or services that you offered or provided on behalf of Bank and cannot adversely affect Bank’s relationship or volume of business with such customers.  Nothing in this section shall be deemed to restrict or otherwise limit your obligations under Section 5(a) above.
(c)    Protection of Confidential Information.  You acknowledge that your employment with the Bank has brought you and will bring you into close contact with many confidential affairs of the Bank and its affiliates, including without limitation the Bank’s trade secrets and information about costs, profits, customers, markets, sales, products, key personnel, policies, operational methods and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”).  Accordingly, you hereby covenant and agree that you will deliver promptly upon termination of your employment, or at any other time the Bank may also request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to the Bank’s business which you may then possess or have under your control.  In addition, for as long as such information remains sensitive and confidential in nature, and is not made public (other than as a result of your action or inaction, direct or indirect), you agree that you will hold in strictest confidence all matters of the Bank or any of its affiliates that are not otherwise in the public domain and will not, directly or indirectly, disclose or otherwise communicate them to anyone outside of the Bank or use them for yourself or otherwise, either during or after the period of your employment with the Bank or its affiliates.
(d)    Remedies. If you commit a breach of, or threaten to breach any of the provisions of this Section 5, in addition to the Bank’s rights to terminate any and all of its obligations hereunder, the Bank will have the right to an injunction or order of specific enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Bank, and that money damages will not provide an adequate remedy to the Bank.
(e)    Tolling. In the event of any violation of the provisions of this Section 5, you acknowledge and agree that the post-termination restrictions contained in this Section 5 will be extended by a period of time equal to the period of such violation, but in no event longer than 24 months, it being the intention that the running of the applicable post-termination restriction period will be tolled during any period of such violation.
(f)    Survivability. The obligations contained in this Section 5 will survive the termination of your employment with the Bank and will be fully enforceable thereafter.
(g)    Acknowledgement. You specifically acknowledge and agree that this Letter Agreement is entered into pursuant to the sale of a business and its goodwill and that you have access to Bank trade secrets during your employment with the Bank. Accordingly, you acknowledge and agree that the restrictions in this Section 5 are necessary and reasonable for the protection of the Bank’s trade secrets and customer goodwill. You also acknowledge that this Section 5 is reasonable given the nature of the Bank’s and its affiliates’ businesses, and you agree not to challenge the reasonableness or enforceability of the covenants contained in this Section 5 in the future.
6.    Disputes.
(a)    Except for injunctive relief provided under Section 5, above, any and all disputes arising under, pertaining to or touching upon this Letter Agreement, or the statutory rights or obligations of either party hereto, will, if not settled by negotiation, be subject to non-binding mediation before an independent mediator mutually selected by you and the Bank. Notwithstanding anything to the contrary herein, any party hereto may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 6. Any demand for mediation will be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address of the Bank’s executive offices and at your address as on file with the Bank. The Bank’s executive office address is 225 South Main Ave., Sioux Falls SD 57104. The demand will set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to you and the Bank in South Dakota within 30 days of the date of selection or appointment of the mediator.
(b)    If the dispute is not settled through mediation, the parties agree, as their exclusive recourse, to submit to binding arbitration before an independent arbitrator selected pursuant to this Section 6. The mediator will not serve as the arbitrator. The arbitration hearing will be conducted before one arbitrator mutually selected by you and the Bank and will occur at a time and place convenient to the parties in South Dakota (applying South Dakota law), within 60 days of the selection or appointment of the arbitrator unless such time period is extended by the arbitrator for good cause shown. If the Bank has adopted a policy that is applicable to arbitrations with employees, the arbitration will be conducted in accordance with that policy. If no such policy has been adopted, the arbitration will be governed by the Employment Arbitration Rules and Mediation Procedures of the AAA in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator will issue findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree. The determination of the arbitrator will be final and binding on you and the Bank, and judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(c)    In connection with any such mediation or arbitration, the Bank will pay the mediator and arbitrator costs and expenses (including forum fees and costs of the mediator or arbitrator), except to the extent that the Bank substantially prevails on the merits of its claims in such arbitration, in which case you will pay and reimburse to the Bank all such costs and expenses. Each party shall bear their own legal fees and costs.
7.    Entire Agreement; Amendment. This Letter Agreement contains the entire understanding between you and the Bank with respect to the subject matter of this Letter Agreement. This Letter Agreement may not be altered, amended, modified or terminated except in a writing executed by you and the Bank.
8.    No Assignment. The Retention Award payable under this Letter Agreement will not be subject to alienation, transfer, garnishment, execution or levy of any kind, and any attempt to cause any Retention Award to be so subjected will not be recognized.

9.    Funding. The Retention Award will be distributed from the Bank’s authorized common stock and reserved under the Great Western Bancorp, Inc. 2014 Omnibus Incentive Compensation Plan, as and when amounts are payable under the terms of the Letter Agreement, and will not be held in trust or any other fiduciary capacity before distribution to you.
10.    Governing Law. This Letter Agreement will be governed by and construed in accordance with the law of the State of South Dakota applicable to contracts made and to be performed entirely within that State without regard to its conflict of laws provisions.
11.    Reformation and Severability. You agree that if the scope of any provision of this Letter Agreement is held to be too broad to be enforced as written, such provision(s) shall be reformed to such narrower scope as to be enforceable. You further agree that if any provision of this Letter Agreement is held to be unenforceable, and such provision cannot be reformed as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof. You acknowledge and agree that it is your intention and the intention of the Bank that the provisions of this Letter Agreement will be enforced to the fullest extent permissible under law.
12.    Binding Effect. The rights and obligations of this Letter Agreement shall bind and inure to the benefit of Great Western and any successor of the Bank by reorganization, merger or consolidation, or any assignee of all or substantially all of the Bank’s business and properties. For the avoidance of doubt, upon the consummation of the Merger, the affiliates of the Bank shall include Great Western and its affiliates. The Bank may assign its rights and obligations under this Letter Agreement to any of its affiliated companies, but shall remain liable for any obligations provided hereunder not timely made by any assignee. Your rights under this Letter Agreement shall inure to the benefit of your heirs and beneficiaries.
13.    Effectiveness. This Letter Agreement will only be effective upon the consummation of the Merger. If the Merger does not occur for any reason, including the termination of the agreement pursuant to which the Merger was to occur, this Letter Agreement will terminate automatically, immediately and without any action by you or the Bank, and will be of no further force and effect. If the Letter Agreement terminates, neither you nor the Bank will have any liability under or in respect of this Letter Agreement.
14.    Section 409A Compliance. The Retention Award under this Letter Agreement is intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a “short-term deferral,” and this Letter Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under Section 409A of the Code (“409A Penalties”).  In the event that the terms of this Letter Agreement provide deferred compensation within the meaning of Section 409A of the Code (“Section 409A”) and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Letter Agreement to avoid 409A Penalties, to the extent possible.  Notwithstanding the foregoing, under no circumstances will the Bank be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with Section 409A.
15.    Counterparts. This Letter Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement and may be delivered by the electronic transmission, by facsimile or otherwise, of a signature page.

We thank you for your commitment to the Bank. In order to accept the terms described in this Letter Agreement and for this Letter Agreement to be valid and binding, please sign this Letter Agreement in the space provided below and return it to the Bank.
Very truly yours,

HOME FEDERAL BANK

By: _____________________________
Date: ___________________________
Name:    ___________________________
Title:    ___________________________
ACKNOWLEDGED AND AGREED:

[Employee]

Date:

Exhibit A: Retention Bonus Award

Retention Award Value: $[Amount]
Grant Date: First trading day following the closing date of the Merger.
Number of RSUs: Number of units issued will be determined using the Fair Market Value as of the closing price on the Grant Date.
Vesting Schedule: 100% vested two years after the Grant Date.
Delivery Date: No later than 30 days after the applicable Vesting Date, Great Western will issue you one Share for each vested RSU, subject to applicable tax withholding.
Dividend Equivalents: On the Delivery Date, Great Western will pay you a cash amount equal to all cash dividends paid on a Share from the Grant Date to the applicable Delivery Date.

EXHIBIT E

Form of Stay Bonus Agreement

[Home Federal Bank Letterhead]
[Date]
[Employee]
Re:    Stay Bonus Agreement
Dear [Employee]:
As you may know, HF Financial Corp. (the “Company”) has entered into an Agreement and Plan of Merger with Great Western Bancorp., Inc. (“Great Western”), dated as of November __, 2015 (the “Merger Agreement”), under which Great Western, the parent of Great Western Bank (“GWB”), will acquire the Company. As part of the transaction, Home Federal Bank (the “Bank”) will merge with GWB. For purposes of this Letter Agreement (defined below) the term Bank shall include GWB and any successor thereof.
The Bank believes that your continued employment with the Bank will be critical to the Company’s successful consummation of the transactions contemplated by the Merger Agreement (the “Merger”). For this reason, the Bank is pleased to inform you that you have been selected to receive a special retention bonus to encourage you to remain focused and dedicated to the Company and the Bank through the consummation of, and following, the Merger. The purpose of this letter (the “Letter Agreement”) is to set forth the terms and conditions of your stay bonus agreement with the Bank.
1.    Stay Bonus Payment.
(c)    Subject to the terms and conditions set forth in this Letter Agreement, you will be eligible to receive a retention bonus amount in a lump sum cash payment (the “Stay Bonus Payment”), in the amount forth on Exhibit A to this Letter Agreement, provided that you remain continuously employed by the Bank or one of its affiliates through such date as set forth in a written notice to you (which notice shall be delivered to you not less than 60 days prior to such termination date) or, in the event no such notice has been provided to you prior to the completion of the core data conversion, as described in Section 1.4 of Section 5.13 of the Company Letter (as such term is defined in the Merger Agreement), then the date of the completion of the core data conversion (as applicable, the “Retention Date”). The date of completion of the core data conversion is expected to occur after closing of the Merger.
If the Bank terminates your employment without Cause (as defined below) before the Retention Date, you will be entitled to receive the Stay Bonus Payment in a lump sum cash payment within 60 days after the date of your termination of employment, provided that you execute and return a valid confidential general release agreement within the time period as specified by the Bank in the agreement (and if applicable, you do not revoke such agreement).

If you terminate your employment for any reason, if the Bank terminates your employment for Cause or if you retire, become unable to perform the essential job functions or die before the Retention Date, you will not be eligible to receive the Stay Bonus Payment.
(d)    For purposes of this Letter Agreement, “Cause” shall mean a termination of your employment due to the occurrence of one or more of the events set forth below which, with respect to an event specified in clause (A) or (D) below, if curable, you have not cured within 14 days after you received written notice from the Bank or any of its affiliates specifying with reasonable particularity such occurrence: (A) your failure or willful refusal to comply in any material respect with lawful Bank employment policies or directives, (B) your commission of willful misconduct or an act of fraud, theft or embezzlement against the Bank or any of its affiliates, (C) your conviction or plea of nolo contendere to any felony or any other crime involving moral turpitude, (D) your repeated failure to substantially perform the duties and responsibilities of your position or (E) your breach of Section 5, below.
2.    Confidentiality. You understand, acknowledge and agree that because the Bank is extending this arrangement to only a few key employees, you will keep the existence of this Letter Agreement and its terms and conditions set forth herein completely confidential, except that the foregoing will not limit your ability to discuss the terms and conditions with your immediate family members, legal advisors or personal tax or financial advisors, or, solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of Section 5, below, your prospective future employers, provided that you give to each such person to whom disclosure is made, notice of the confidentiality provisions of this Letter Agreement and each agrees to keep the existence, terms and conditions of this Letter Agreement fully confidential.
3.    At-Will Employment. Nothing in this Letter Agreement will be held or construed to create a contract of employment for a definite term or otherwise alter your status as an “at-will” employee of the Bank and either you or the Bank may terminate your employment with the Bank at any time and for any reason (or no reason), subject only to the payment obligation of the Bank in the event of your termination without Cause as set forth in Section 1(a), above.
4.    Special Incentive Payments. The Stay Bonus Payments are special incentive payments to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive pension, retirement, insurance or other employee benefit plan or agreement of the Bank or any of its affiliates, unless such plan or agreement expressly provides otherwise. Subject to the provisions of Section 13, below, the Stay Bonus Payments are in addition to any amount or benefit payable under your regular salary, compensation and bonus plans following the Merger and any such other agreement or plan unless such agreement or plan expressly provides otherwise.
5.    Covenants. In consideration of, and as a condition of your receipt of the Stay Bonus Amount, you agree to be bound by the terms below.
(h)    Non-Disparagement. You agree not to make negative comments or otherwise disparage the Bank or any of its affiliates, officers, directors, employees, shareholders, agents or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation.
(i)    Non-Solicitation.  During your employment with the Bank or one of its affiliates and for a period of 12 months from the date of that you are no longer employed by the Bank or one of its affiliates (the “Restricted Period”), you will not solicit, aid or induce (directly or indirectly, on your own behalf or on behalf of any individual or entity other than the Bank) any then current employee, representative or agent of the Bank or any of its affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Bank or hire or retain any such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent. In addition, during the Restricted Period, you will not call on or solicit the business of, or sell to (directly or indirectly, on your own behalf or in association with any other individual or entity), any of Bank’s customers with whom you actually did business and had personal contact while employed by Bank, except to the extent such activities are unrelated to, and not competitive with, the business, products and/or services that you offered or provided on behalf of Bank and cannot adversely affect Bank’s relationship or volume of business with such customers.  Nothing in this section shall be deemed to restrict or otherwise limit your obligations under Section 5(a) above.
(j)    Protection of Confidential Information.  You acknowledge that your employment with the Bank has brought you and will bring you into close contact with many confidential affairs of the Bank and its affiliates, including without limitation the Bank’s trade secrets and information about costs, profits, customers, markets, sales, products, key personnel, policies, operational methods and other business affairs and methods and other information not readily available to the public, and plans for further development (“Confidential Information”).  Accordingly, you hereby covenant and agree that you will deliver promptly upon termination of your employment, or at any other time the Bank may also request, all Confidential Information in the form of memoranda, notes, records, reports and any other documents or media (and all copies thereof) relating to the Bank’s business which you may then possess or have under your control.  In addition, for as long as such information remains sensitive and confidential in nature, and is not made public (other than as a result of your action or inaction, direct or indirect), you agree that you will hold in strictest confidence all matters of the Bank or any of its affiliates that are not otherwise in the public domain and will not, directly or indirectly, disclose or otherwise communicate them to anyone outside of the Bank or use them for yourself or otherwise, either during or after the period of your employment with the Bank or its affiliates.
(k)    Remedies. If you commit a breach of, or threaten to breach any of the provisions of this Section 5, in addition to the Bank’s rights to terminate any and all of its obligations hereunder, the Bank will have the right to an injunction or order of specific enforcement, without necessity of posting a bond or providing independent evidence of irreparable injury, by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Bank, and that money damages will not provide an adequate remedy to the Bank.

(l)    Tolling. In the event of any violation of the provisions of this Section 5, you acknowledge and agree that the post-termination restrictions contained in this Section 5 will be extended by a period of time equal to the period of such violation, but in no event longer than 24 months, it being the intention that the running of the applicable post-termination restriction period will be tolled during any period of such violation.
(m)    Survivability. The obligations contained in this Section 5 will survive the termination of your employment with the Bank and will be fully enforceable thereafter.
(n)    Acknowledgement. You specifically acknowledge and agree that this Letter Agreement is entered into pursuant to the sale of a business and its goodwill and that you have access to Bank trade secrets during your employment with the Bank. Accordingly, you acknowledge and agree that the restrictions in this Section 5 are necessary and reasonable for the protection of the Bank’s trade secrets and customer goodwill. You also acknowledge that this Section 5 is reasonable given the nature of the Bank’s and its affiliates’ businesses, and you agree not to challenge the reasonableness or enforceability of the covenants contained in this Section 5 in the future.
6.    Disputes.
(d)    Except for injunctive relief provided under Section 5, above, any and all disputes arising under, pertaining to or touching upon this Letter Agreement, or the statutory rights or obligations of either party hereto, will, if not settled by negotiation, be subject to non-binding mediation before an independent mediator mutually selected by you and the Bank. Notwithstanding anything to the contrary herein, any party hereto may seek preliminary injunctive or other judicial relief if such action is necessary to avoid irreparable damage during the pendency of the proceedings described in this Section 6. Any demand for mediation will be made in writing and served upon the other party to the dispute, by certified mail, return receipt requested, at the address of the Bank’s executive offices and at your address as on file with the Bank. The Bank’s executive office address is 225 South Main Ave., Sioux Falls SD 57104. The demand will set forth with reasonable specificity the basis of the dispute and the relief sought. The mediation hearing will occur at a time and place convenient to you and the Bank in South Dakota within 30 days of the date of selection or appointment of the mediator.
(e)    If the dispute is not settled through mediation, the parties agree, as their exclusive recourse, to submit to binding arbitration before an independent arbitrator selected pursuant to this Section 6. The mediator will not serve as the arbitrator. The arbitration hearing will be conducted before one arbitrator mutually selected by you and the Bank and will occur at a time and place convenient to the parties in South Dakota (applying South Dakota law), within 60 days of the selection or appointment of the arbitrator unless such time period is extended by the arbitrator for good cause shown. If the Bank has adopted a policy that is applicable to arbitrations with employees, the arbitration will be conducted in accordance with that policy. If no such policy has been adopted, the arbitration will be governed by the Employment Arbitration Rules and Mediation Procedures of the AAA in effect on the date of the first notice of demand for arbitration. Notwithstanding any provisions in such rules to the contrary, the arbitrator will issue findings of fact and conclusions of law, and an award, within 15 days of the date of the hearing unless the parties otherwise agree. The determination of the arbitrator will be final and binding on you and the Bank, and judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(f)    In connection with any such mediation or arbitration, the Bank will pay the mediator and arbitrator costs and expenses (including forum fees and costs of the mediator or arbitrator), except to the extent that the Bank substantially prevails on the merits of its claims in such arbitration, in which case you will pay and reimburse to the Bank all such costs and expenses. Each party shall bear their own legal fees and costs.
7.    Entire Agreement; Amendment. This Letter Agreement contains the entire understanding between you and the Bank with respect to the subject matter of this Letter Agreement. This Letter Agreement may not be altered, amended, modified or terminated except in a writing executed by you and the Bank.
8.    No Assignment. The Stay Bonus Payments payable under this Letter Agreement will not be subject to alienation, transfer, garnishment, execution or levy of any kind, and any attempt to cause any Stay Bonus Payment to be so subjected will not be recognized.
9.    Funding. The Stay Bonus Payments will be paid from the Bank’s general assets, as and when amounts are payable under the terms of the Letter Agreement, and will not be held in trust or any other fiduciary capacity before payment to you.
10.    Governing Law. This Letter Agreement will be governed by and construed in accordance with the law of the State of South Dakota applicable to contracts made and to be performed entirely within that State without regard to its conflict of laws provisions.
11.    Reformation and Severability. You agree that if the scope of any provision of this Letter Agreement is held to be too broad to be enforced as written, such provision(s) shall be reformed to such narrower scope as to be enforceable. You further agree that if any provision of this Letter Agreement is held to be unenforceable, and such provision cannot be reformed as anticipated above, such provision shall be deemed separate and severable and the unenforceability of any such provision shall not invalidate or render unenforceable any of the remaining provisions hereof. You acknowledge and agree that it is your intention and the intention of the Bank that the provisions of this Letter Agreement will be enforced to the fullest extent permissible under law.
12.    Binding Effect. The rights and obligations of this Letter Agreement shall bind and inure to the benefit of Great Western and any successor of the Bank by reorganization, merger or consolidation, or any assignee of all or substantially all of the Bank’s business and properties. For the avoidance of doubt, upon the consummation of the Merger, the affiliates of the Bank shall include Great Western and its affiliates. The Bank may assign its rights and obligations under this Letter Agreement to any of its affiliated companies, but shall remain liable for any payments provided hereunder not timely made by any assignee. Your rights under this Letter Agreement shall inure to the benefit of your heirs and beneficiaries.
13.    Effectiveness. This Letter Agreement will only be effective upon the consummation of the Merger. If the Merger does not occur for any reason, including the termination of the agreement pursuant to which the Merger was to occur, this Letter Agreement will terminate automatically, immediately and without any action by you or the Bank, and will be of no further force and effect. If the Letter Agreement terminates, neither you nor the Bank will have any liability under or in respect of this Letter Agreement.
14.    Section 409A Compliance. The payments under this Letter Agreement are each intended to be exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), as a “short-term deferral,” and this Letter Agreement shall be interpreted and construed in a manner that avoids the imposition of excise taxes and other penalties under Section 409A of the Code (“409A Penalties”).  In the event that the terms of this Letter Agreement provide deferred compensation within the meaning of Section 409A of the Code (“Section 409A”) and do not comply with such section and regulations promulgated thereunder, the parties will cooperate diligently to amend the terms of this Letter Agreement to avoid 409A Penalties, to the extent possible.  Notwithstanding the foregoing, under no circumstances will the Bank be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with Section 409A.
15.    Counterparts. This Letter Agreement may be executed in counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement and may be delivered by the electronic transmission, by facsimile or otherwise, of a signature page.
We thank you for your commitment to the Bank. In order to accept the terms described in this Letter Agreement and for this Letter Agreement to be valid and binding, please sign this Letter Agreement in the space provided below and return it to the Bank.
Very truly yours,

HOME FEDERAL BANK

By:
Date:
Name:
Title:
ACKNOWLEDGED AND AGREED:
[Employee]

Date:

Exhibit A: Stay Bonus Payment Amount and Timing

Total Payment: $[Amount], less authorized and required withholdings and deductions, payable in a lump sum cash payment not later than 15 days following the Retention Date, but in no event later than [date].